Exhibit 10.36
PORTIONS OF THIS EXHIBIT MARKED BY [**] HAVE BEEN OMITTED PURSUANT TO RULE 601(B)(10) OF REGULATION S-K. THE OMITTED INFORMATION IS (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

MANUFACTURING AND SUPPLY AGREEMENT
This MANUFACTURING AND SUPPLY AGREEMENT (this “Agreement”), dated as of April 4, 2014 (the “Effective Date”), is made by and between Pacira Pharmaceuticals, Inc., a California corporation having its principal place of business at 5 Sylvan Way, Parsippany, NJ 07054, United States (“Pacira”), and Patheon UK Limited, a company incorporated in England and Wales having its principal place of business at Kingfisher Drive, Covingham, Swindon, SN35BZ, United Kingdom (“Patheon”). Pacira and Patheon are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Pacira has a commercial interest in the manufacture, packaging and commercialization of a bupivacaine liposome injectable suspension delivered through Pacira’s proprietary DepoFoam® technology and manufactured using the Pacira Manufacturing Process, which is presently sold in the United States by Pacira under the trademark EXPAREL® and may be sold in the future in and outside of the United States under the EXPAREL® trademark or any other trademarks, by Pacira or its licensees (the “Product”);
WHEREAS, Patheon has expertise and experience in manufacturing and packaging pharmaceutical products and is interested in providing manufacturing services to Pacira in connection with the Product;
WHEREAS, in anticipation of this Agreement and the goods and services that Patheon will supply hereunder, the Parties are executing a strategic co-production agreement (the “Strategic Co-Production Agreement”), an agreement pursuant to which Patheon would undertake certain technical transfer and construction services in order to validate and scale up Pacira’s technology package and prepare Patheon’s facilities for the manufacture and packaging of the Product (the “Technical Transfer Agreement”); and a Confidentiality Agreement (defined below) for the purpose of protecting each Party’s Proprietary Information; and
NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants of the Parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I. DEFINITIONS
The following terms shall have the meanings set forth below. Unless the context indicates otherwise, the singular shall include the plural and the plural shall include the singular.

Any term not defined hereunder shall have the meaning ascribed to such term in the Technical Transfer Agreement.
1.1“Additional Services” means any services requested and approved by Pacira that supplement Patheon’s regular performance of the Services, as described in Schedule 2.1(a).
1.2“Affiliate(s)” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this Section 1.2 only, a Person will be regarded as in control of another Person if such Person owns, or directly or indirectly controls, more than 50% of the voting securities (or comparable equity interests) or other ownership interests of the other Person, or if such Person directly or indirectly possesses the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities, by contract, or any other means whatsoever.
1.3“Agreed Delivery Date” has the meaning set forth in Section 2.3(d).
1.4“Agreement” has the meaning set forth in the Preamble hereto.
1.5“API” means the active pharmaceutical ingredient bupivacaine.
1.6“Applicable Law” means applicable United States and foreign federal, state, and local laws, orders, rules, regulations, guidelines, standards, customs and ordinances, including, without limitation, those (to the extent they are applicable) of the FDA and comparable foreign Regulatory Authorities, including the FDA Act.
1.7“Base Fee” means the monthly fee paid by Pacira in consideration for the Services, as more specifically set forth in Schedule 2.1(a) of this Agreement. For the avoidance of doubt, Base Fees do not include Capital Expenditures (as defined in the Technical Transfer Agreement), Product Fees, Material Costs, or charges for Bill Back Items or Additional Services.
1.8“Bill Back Items” means the items and services set forth in Schedule 2.1(a) that are used or necessary in connection with the Manufacture of the Products and which result in a nominal cost to Pacira.
1.9“Certificate of Analysis” means a certificate evidencing the analytical tests conducted on a specific batch of Product or Material and setting forth, inter alia, the items tested, specifications, and test results.
1.10“Certificate of Compliance” means a certificate stating that a specific batch of Product complies with the warranty set forth in Section 6.3.
1.11“Claim” has the meaning set forth in Section 9.3(a).
1.12“Confidentiality Agreement” has the meaning set forth in Section 7.1.
1.13“Control” or “Controlled” means ownership or the right by a Party to assign or grant a license or sublicense under intellectual property rights to the other Party of the scope set forth herein, without breaching the terms of any agreement with a Third Party.

1.14“Deficiency Notice” has the meaning set forth in Section 2.8(a).
1.15“DepoFoam® Technology” is Pacira’s proprietary, extended-release drug delivery technology, using a multivesicular liposomal platform that encapsulates drugs without altering their molecular structure and then releases them over a desired period.
1.16“Discretionary Manufacturing Changes” has the meaning set forth in Section 2.9(c).
1.17“Effective Date” has the meaning set forth in the Preamble hereto
1.18 “EMA” means the European Medicines Agency.
1.19“Equipment” means any equipment used in the Manufacture of the Product.
1.20“Existing Pacira Intellectual Property” has the meaning set forth in Section 5.1(a).
1.21“Existing Patheon Intellectual Property” has the meaning set forth in Section 5.1(b).
1.22“Expected Yield Rate” has the meaning set forth in Section 2.8(f).
1.23“Expert” has the meaning set forth in Section 2.8.
1.24“Exploit” means to make, have made, import, use, sell, offer for sale, or otherwise dispose of a product or process, including the research, development (including the conduct of clinical trials), registration, modification, enhancement, improvement, Manufacture, storage, formulation, optimization, export, transport, distribution, promotion, or marketing of a product or process.
1.25“Facility” means the facility of Patheon located at Kingfisher Drive, Swindon, Wiltshire SN3 5BZ, United Kingdom, or such other facility approved in accordance with Section 3.3(a).
1.26“FDA” means the United States Food and Drug Administration and any successor organization thereto and all agencies under its direct control.
1.27“FDA Act” means the Federal Food, Drug, and Cosmetic Act, as amended.
1.28“FDA Approval Date” means the date of receipt of FDA approval for Patheon’s manufacturing, testing, and packaging for the Product from Manufacturing Suite A-2.
1.29“Field” means pharmaceutical products containing bupivacaine as the active pharmaceutical ingredient, and methods of making, delivering or using such pharmaceutical products.
1.30“Filing Party” has the meaning set forth in Section 3.16(a).
1.31“Final Filing” has the meaning set forth in Section 3.16(d).
1.32“Forecast” has the meaning set forth in Section 2.3(a).
1.33“GMP” means the current good manufacturing practices applicable from time to time to the Manufacturing of the Product, or any intermediate of the Product, pursuant to

Applicable Law, including those promulgated under the FDA Act at 21 C.F.R. (chapters 210 and 211), and those promulgated under EC Directive 2003/94/EC, together with the latest FDA and EMA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time.
1.34“Indemnification Claim Notice” has the meaning set forth in Section 9.3(a).
1.35“Indemnified Party” has the meaning set forth in Section 9.3(a).
1.36“Indemnifying Party” has the meaning set forth in Section 9.3(a).
1.37“Initial Draft” has the meaning set forth in Section 3.16(b).
1.38“Initial Term” has the meaning set forth in Section 8.1.
1.39“Loss” means any claims, lawsuits, losses, damages, liabilities, penalties, costs, and expenses (including reasonable attorneys’ fees and disbursements).
1.40“Maintenance” means the maintenance of Equipment and Facilities in satisfactory operating condition, including the performance of systematic inspection and service of Equipment.
1.41“Make Good Costs” has the meaning set forth in Section 8.3(d).
1.42“Manufacture” and “Manufacturing Services” means the manufacturing, processing, formulating, filling, packaging, labeling, storage, handling, and quality control testing of Materials or of the Product as more particularly set out in Schedule 2.1(a).
1.43“Manufacturing Expansion Area” means the area identified in the footprint set forth in Schedule 1.47.
1.44“Manufacturing Services Termination Costs” has the meaning set forth in Section 8.3(f).
1.45“Manufacturing Suite A-2” means the manufacturing suite at the Facility, whose footprint is set forth in Schedule 1.47, which footprint may be revised by the Parties during the Term of and pursuant to the Technical Transfer Agreement in order to adapt the Manufacturing Suite A-2 to Pacira’s Manufacturing Process.
1.46“Manufacturing Suite B-2” means the manufacturing suite at the Facility, whose footprint is set forth in Schedule 1.47, which footprint may be revised by the Parties during the Term of and pursuant to the Technical Transfer Agreement in order to adapt the Manufacturing Suite B-2 to Pacira’s Manufacturing Process.
1.47“Manufacturing Suites” means Manufacturing Suite A-2 and Manufacturing Suite B-2, together with the areas identified in the plan attached as Schedule 1.47 as the areas for the Filling and Support Operations and Secondary Operations, and the Manufacturing Expansion Area (if Pacira exercises its right to have Patheon complete such expansion pursuant to the terms of Section 2.11) as represented in the footprint attached as Schedule 1.47. The footprint of the Manufacturing Suites is diagrammatic in nature and is intended to generally depict the location and approximate size of current and future spaces allocated to Pacira. Such footprint may be amended during the Term of and pursuant to the Technical Transfer Agreement to be specifically adapted to the Manufacture of the Product, and the Parties shall agree upon the definitive footprint, taking into account parameters such as the exact design of the space, space classifications, code requirements, equipment, material, personnel, waste stream process flows, equipment sizing and utility requirements.
1.48“Marketing Authorization” means an approved New Drug Application as defined in the FDA Act and the regulations promulgated thereunder, or any corresponding foreign application, registration, or certification, necessary or reasonably useful to market any Product in a country or regulatory jurisdiction other than the United States, including applicable pricing and reimbursement approvals, and all supplements and amendments thereto.
1.49“Materials”
means all API, lipids, excipients and processing aids, and processing, filling and packaging components, used in connection with the Manufacture of the Product and listed in Schedule 1.49, as amended prior to Product launch, based on the Parties’ most recent usage experience rate, and to reflect changes to the Specifications.
1.50“NDA” means the new drug application for a product, including the Product, requesting permission to place a drug on the market in accordance with 21 C.F.R. Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data, and other information filed concerning such product that are necessary for FDA approval to market such product in the Territory.
1.51“Non-Conforming Product” means (a) a batch of Product that fails, or is aborted during processing; or (b) a Product Manufactured by Patheon that fails to conform to the warranty set forth in Section 6.3.
1.52“Non-Filing Party” has the meaning set forth in Section 3.16(a).
1.53“Pacira” has the meaning set forth in the Preamble hereto.
1.54“Pacira Annual Volume Forecast” has the meaning set forth in Section 2.3(d).
1.55“Pacira Assignors” has the meaning set forth in Section 5.1(h).
1.56“Pacira Indemnified Parties” has the meaning set forth in Section 9.2.
1.57“Pacira Manufacturing Equipment” has the meaning set forth in Section 2.9(a).
1.58“Pacira’s Manufacturing Process” means Pacira’s proprietary process for Manufacturing the Product, and each intermediate of the Product, using the DepoFoam® technology as approved by the FDA as of the Effective Date.
1.59“Pacira’s Manufacturing Process Improvements” has the meaning set forth in Section 5.1(e)(i).
1.60“Pacira On Site Representative” has the meaning set forth in Section 3.4.
1.61“Pacira Product Improvements” has the meaning set forth in Section 5.1(e)(i).

1.62“Pacira Purchased Patheon Manufacturing Equipment” has the meaning set forth in Section 2.9(a)(ii).
1.63“Pacira Specification Improvements” has the meaning set forth in Section 5.1(e)(i).
1.64“Pacira-Supplied Materials” has the meaning set forth in Section 2.2(c).
1.65“Party” and “Parties” have the meanings set forth in the Preamble hereto.
1.66“Patheon” has the meaning set forth in the Preamble hereto.
1.67“Patheon Assignors” has the meaning set forth in Section 5.1(g).
1.68“Patheon Indemnified Parties” has the meaning set forth in Section 9.1.
1.69“Patheon Independent Manufacturing Equipment Improvements” has the meaning set forth in Section 5.1(f)(i).
1.70“Patheon Manufacturing Equipment” has the meaning set forth in Section 2.9(a)(ii).
1.71“Patheon Nonconformance” has the meaning set forth in Section 2.8(c).
1.72“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other similar entity or organization, including a government or political subdivision, department, or agency of a government.
1.73“Product” has the meaning set forth in the Recitals hereto in finished, packaged form or finished, unpackaged form, according to the Specifications, as the same may be amended from time to time.
1.74“Product Fee” has the meaning set forth in Section 2.4.
1.75“Project Manager” and “Project Managers” have the meaning set forth in Section 3.4.
1.76“Proprietary Information” has the meaning set forth in the Confidentiality Agreement.
1.77“Purchase Order” means a written purchase order that sets forth (a) the quantities of each presentation of Product to be delivered by Patheon to Pacira, (b) the requested delivery dates therefor, and (c) the size of the vials, packaging and labeling to be used for such Product (or if no packaging or labeling is to be used).
1.78“Quality Agreement” has the meaning set forth in Section 3.1.
1.79“Regulatory Approval” means any and all approvals (including pricing and reimbursement approvals), licenses, registrations, or authorizations of any Regulatory Authority necessary to Exploit the Product in any country in the Territory, including any (a) approval of a Product, Marketing Authorization and supplements and amendments thereto; (b) pre- and post-

approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto); (c) labeling approval; and (d) technical, medical, and scientific licenses.
1.80“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agencies, departments, bureaus, commissions, councils, or other government entities regulating or otherwise exercising authority with respect to the Exploitation of a Product in the Territory.
1.81“Regulatory Filings” has the meaning set forth in Section 3.16.
1.82“Regulatory Obligations” has the meaning set forth in Section 3.16.
1.83“Remediation Period” has the meaning set forth in Section 8.2(a)(iii).
1.84“Reports” has the meaning set forth in Section 3.12.
1.85“Required Manufacturing Changes” has the meaning set forth in Section 2.9(b).
1.86“Safety Stock” has the meaning set forth in Section 2.7(b).
1.87“Scheduled Production Date” has the meaning set forth in Section 2.3(d).
1.88“Services” means the (a) Manufacturing Services performed by Patheon under this Agreement and (b) the Transfer Services performed by Patheon pursuant to the Technical Transfer Agreement.
1.89“Shipment Costs” has the meaning set forth in Section 2.8(c).
1.90“Specifications” means the specifications for each presentation of Product (i.e., the dosage forms in Schedule 1.82) given by Pacira to Patheon relating to the specifications of the Materials; the manufacturing specifications, directions and processes; the storage requirements; all environmental, health and safety information for the Product including material safety data sheets and the finished Product specifications, packaging specifications and shipping requirements for the Product, as amended, modified, or supplemented from time to time in accordance with the specifications set forth in the applicable NDA for the Product.
1.91“Steering Committee” has the meaning set forth in the Strategic Co-Production Agreement.
1.92“Strategic Co-Production Agreement” has the meaning set forth in the Recitals.
1.93“Supplies” means various consumables / disposables used in small quantities for gowning, cleaning of Equipment and Manufacturing Suites, and in quality control testing of Materials and Product.
1.94“Technical Transfer Agreement” means the Technical Transfer and Service Agreement executed by the Parties on the date hereof.
1.95“Term” has the meaning set forth in Section 8.1.
1.96“Territory” means [**].
1.97“Third Party” means a Person who is neither a Party nor an Affiliate of a Party.

1.98“Transfer Services” has the meaning set forth in Section 1.71 of the Technical Transfer Agreement.
1.99“Yield” has the meaning set forth in Section 2.8(f).
ARTICLE II. MANUFACTURING SERVICES
2.1Supply Obligations.
(a)Subject to the terms and conditions hereof and in consideration for the payments set forth in Schedule 2.1(a), Patheon shall provide the Manufacturing Services and shall supply the Product [**] to Pacira. Following the FDA Approval Date, Pacira agrees to purchase from Patheon such quantities of Product as Pacira may order, in its discretion, in accordance with the terms hereof from time to time during the Term.
(b)During the Term, in the event that Pacira outsources the Manufacture of the Product to any Person other than to Patheon (other than in the event that Pacira’s volume requirements for Product exceed the Pacira Annual Volume Forecast), the Product Fees set forth in Schedule 2.1(a) shall be replaced by the volume-based Product Fees set forth on Schedule 2.1(b). For the avoidance of doubt, “outsource” under this Section 2.1(b) shall not include Pacira’s Manufacture of the Product at any Pacira-operated facility providing that Pacira has given and continues to give to Patheon the opportunity to Manufacture the [**] or [**] of the actual market demand for the Product in the Territory (if lower).
(c) If Patheon’s supply of the Product in any Year exceeds [**], Patheon shall provide Pacira with a [**] discount on the Manufacturing Suite A-2 Labelled and Secondary Packaged Product Fees for each incremental vial supplied to Pacira above such [**] threshold in said Year. For the purposes of this Section 2.1(c), “Year” shall mean each 12 calendar month period starting the first day of the month following FDA Approval Date. Should the capacity of Manufacturing Suite B-2 exceed [**], Patheon will review prices with the aim of offering to Pacira a discount on Product Fees for those Labelled and Secondary Packaged Products manufactured in Manufacturing Suite B-2 in excess of [**].
(d)Pursuant to the Technical Transfer Agreement, Pacira will develop and Patheon will confirm Pacira’s Manufacturing Process. Pacira’s Manufacturing Process is Proprietary Information of Pacira, subject to the terms of the Confidentiality Agreement.
(e)Patheon shall Manufacture all Products delivered hereunder (i) in accordance with the Marketing Authorization, the Specifications, this Agreement, the Quality Agreement, and (ii) in compliance with Applicable Law.
(f)Patheon covenants and agrees that neither it nor any of its Affiliates shall directly or indirectly, during and after the Term, (i) grant to any other Person the right to access or Exploit the DepoFoam® Technology, or to Manufacture or sell the Product, on their own behalf or on behalf of anyone other than Pacira; or (ii) [**].
(g)Patheon shall ensure that sufficient numbers of adequately educated and experienced staff are retained at the Manufacturing Site in order to Manufacture evenly throughout the year the volumes of Product set out in Schedule 2.3(d). Patheon shall perform all activities necessary to maintain a GMP compliant status of the manufacturing lines and areas of the Facility applicable to the manufacture of EXPAREL®.
2.2Materials, Bill Back Items and Additional Services.
(a)All Materials necessary for the Manufacture of the Product are set forth in Schedule 1.49. Unless the Parties mutually agree otherwise, all Materials will be purchased by Pacira and shipped to Patheon in accordance with Section 2.2(c) below. If the Parties agree that Patheon is to source all or any of the Materials, such Materials will be invoiced to Pacira monthly at the time of purchase by Patheon, at cost, in accordance with the invoicing procedure set forth in ARTICLE IV (“Material Costs”). Patheon shall store, handle, and protect the Materials with a reasonable level of care, which shall include taking all reasonable precautions to ensure that the Materials are not subject to contamination, deterioration, destruction, or theft. Patheon shall keep adequate records of its usage of the Materials during the Term.
(b)Pacira acknowledges that Patheon is required under GMP to follow certain verification and approval processes for all vendors used by Patheon in the procurement of Materials. Pacira may provide Patheon with a copy of the results of any third-party or Pacira-conducted audit which verifies and approves a vendor under GMP and if acceptable under GMP Patheon shall accept such audit results as proof of such vendor’s verification. In the event that Pacira requests Patheon to procure Materials from a vendor that is not currently verified by Patheon, Pacira or a third-party under GMP, Pacira will be liable to Patheon for any reasonable auditing and verification costs incurred by Patheon under this Section 2.2(b) as an Additional Service.
(c)In the event Pacira provides Patheon with Materials as set forth in Section 2.2(a) (“Pacira-Supplied Materials”), Pacira will at its sole cost and expense, deliver Pacira-Supplied Materials to the Facility DDP (Incoterms 2010) at no cost to Patheon (with any VAT paid by Pacira) at least [**] before the Scheduled Production Date, in sufficient quantities for Patheon to Manufacture the desired quantities of Product and to ship Product by the Agreed Delivery Date. If the Pacira-Supplied Materials are not received [**] before the Scheduled Production Date, Patheon may delay the shipment of Product for a period of time proportionate to such delay. All shipments of Pacira-Supplied Materials, if required, will be accompanied by Certificate(s) of Analysis from the Material manufacturer or Pacira, confirming its compliance with the Material’s specifications. Pacira will obtain the proper release of the Pacira-Supplied Materials from the applicable customs agency and/or Regulatory Authority. Pacira or Pacira’s designated broker will be the “Importer of Record” for Pacira-Supplied Materials imported to the Facility. Pacira-Supplied Materials will be held by Patheon on behalf of Pacira as set forth in this Agreement. Title to Pacira-Supplied Materials will at all times remain the property of Pacira or a Pacira Affiliate. Any Pacira-Supplied Materials received by Patheon will only be used by Patheon to perform the Manufacturing Services.
(d)In the event Patheon purchases Materials as set forth in Section 2.2(a), Pacira and Patheon will agree upon a minimum inventory level of Materials required to support the Manufacture of the Product based on the last Forecast received by Patheon from Pacira.

Patheon will keep on hand all Materials necessary to support the Manufacture of the Product based on such agreed-upon minimum inventory levels.
(e)Patheon will provide sufficient storage capacity to support storage of the required quantity of Materials pursuant to Section 2.2 of this Agreement and Product (not including Safety Stock) for [**] post Manufacture [**].  Any additional storage, or storage of Product beyond the [**] stated herein, will be subject to the mutual agreement of the Parties to include the fees relating thereto. [**] will be liable for all risk or loss of damage to stored Materials or Product limited to and in so far as [**] has insurance for the same in accordance with the following provision. At all times during the Term, [**] will maintain commercial insurance coverage at least as comprehensive as the coverage levels set forth on Schedule 2.2(e). Should an event arise leading to loss or damage of stored Materials or Product, any insurance proceeds received by [**] will first be paid to [**] for any loss or damage it has suffered, and thereafter to [**] in conjunction with other Persons pro-rated as necessary in the event the insurance proceeds are insufficient to cover all loss or damage. Pacira’s cost price for the Materials as at the Effective Date is as set out in Schedule 1.49.
(f)Patheon shall invoice Pacira monthly for any Bill Back Items used in connection with the Manufacture of the Products during the preceding month in accordance with ARTICLE IV. Patheon may only invoice Bill Back Items that have been quoted to and approved in writing by Pacira’s Project Manager, or otherwise mutually agreed to by the Parties in advance.
(g)If Pacira is interested in having Patheon perform Additional Services, Pacira will provide Patheon with a written request containing sufficient detail to enable Patheon to provide Pacira with a quote and proposal to provide such Additional Services. Patheon may only invoice for Additional Services that have been quoted to and approved in writing by Pacira’s Project Manager. Where a rate for Additional Services has been specified in Schedule 2.1 (a), such rates are calculated as at [**]. These fees will be adjusted on [**] to reflect any increase in the UK RPIJ: All Items Index published by the Office for National Statistics (as published at www.ons.gov.uk) during the previous 12 months. Patheon shall invoice Pacira monthly for any Additional Services performed by Patheon during the preceding month in accordance with ARTICLE IV.
(h)If Pacira decides to have Patheon perform Manufacturing Services for the Product for a Territory outside the United States, then Pacira will inform Patheon of the additional requirements for each new country and Patheon will prepare a quotation for consideration by Pacira of any additional costs for the Product destined for each new country. The agreed additional requirements and change over fees will be set out in a written amendment to this Agreement.
(i)Except as stated in this Agreement, or specified otherwise under the Technical Transfer Agreement and under Schedule 2.1(a), Patheon shall be solely responsible for all costs and expenses incurred in connection with the Manufacture of the Product hereunder.

2.3Forecasting, Order, and Delivery of Products.
(a)No later than [**] prior to the anticipated FDA Approval Date and thereafter at least [**] prior to the first day of each calendar month during the Term, Pacira shall deliver to Patheon a written good faith [**] forecast, calculated monthly, estimating the quantities of each presentation of Product that Pacira expects to purchase from Patheon during such period (each, a “Forecast”). Pacira shall update the Forecast prior to the next monthly deadline if it determines that the volumes estimated in the most recent Forecast have changed by more than [**]. Except as set forth in Section 2.3(c) below, each Forecast shall be non-binding and shall be used by Patheon for planning purposes only.
(b)On or before the first day of May of each year of this Agreement, Pacira will give Patheon a written non-binding [**] forecast for strategic purposes, broken down by quarters for the second year of the forecast, of the volume of Product Pacira then anticipates to purchase from Patheon during such period.
(c)The [**] of each Forecast shall be considered binding firm orders. Pacira will issue Purchase Order(s) to purchase and for Patheon to Manufacture and deliver the agreed quantity of the Product for each such [**] period, provided that the delivery lead time must be at least [**] from the date of Patheon’s acceptance of the Purchase Order pursuant to clause (d) below.
(d)Patheon shall accept all Purchase Orders for Product that are issued consistent with the [**] of the Forecast and the terms of this Agreement. Patheon can reject such Purchase Orders only to the extent the aggregate delivery volume for a month under all Purchase Orders (a) includes Product volumes which, in aggregate for the month of delivery, are equal to or greater than [**] set forth in Schedule 2.3(d) hereto (the “Pacira Annual Volume Forecast”), (b) exceed the maximum capacity of the Manufacturing Suites or Patheon’s stock of Materials. Subject to this Section 2.3(d), Patheon shall, within [**] after Patheon receives any Purchase Order submitted in accordance with this Section 2.3(d), accept in writing such Purchase Order confirming the scheduled date of production for such Products (“Scheduled Production Date”) for the sole purposes of Section 2.2(c) and the delivery date for the Product (“Agreed Delivery Date”).
(e)With respect to any amount ordered for delivery in a month that is in excess of [**], Patheon shall use commercially reasonable efforts to supply such amounts, and inform Pacira, at the time of receipt of the Purchase Order, of the amount that Patheon is in a position to supply. Subject to the preceding sentence, Pacira shall be obligated to purchase, and Patheon shall be obligated to deliver by the Agreed Delivery Date, such quantities of each presentation of Product as set forth in each Purchase Order accepted by Patheon pursuant to Section 2.3(d).
(f)Patheon shall deliver Product to Pacira [**] the Facility (as defined in Incoterms 2010) by the Agreed Delivery Date. All Product shall be packed for shipping in accordance with the Specifications. Title and risk of loss to Product shall pass to Pacira (or a designated Pacira Affiliate) at the time of delivery to Pacira (or the applicable Pacira Affiliate) at the Facility. Each delivery of Product shall be accompanied by a Certificate of Analysis and a

Certificate of Compliance and such other documents as may be required pursuant to the Quality Agreement. The costs of all freight, insurance, handling fees, taxes, and other costs associated with the shipment of Product, as well as export licenses, import license, and customs formalities for the import and export of goods will be borne by Pacira. Patheon shall make all deliveries of Product hereunder utilizing stock rotation (including, as necessary, the Safety Stock) based on expiration dating, with Product expiring earliest delivered first. The Parties hereby incorporate by reference the distribution procedures of 21 C.F.R. § 211.150.
(g)If Pacira requests changes to any Purchase Order after receipt thereof by Patheon, Patheon shall use commercially reasonable efforts to comply with such changes.
2.4Product Fees. The purchase price for all Products Manufactured hereunder (the “Product Fee”) shall be as set forth on Schedule 2.1(a). Patheon shall invoice Pacira no more frequently than four (4) times per calendar month for the Product Fees for all quantities of Product Manufactured and ready for collection by Pacira not previously invoiced in accordance with Purchase Orders. All Product Fees will be due and payable in accordance with the invoicing procedures set forth in ARTICLE IV.
2.5Base Fees. Patheon will invoice Pacira monthly in advance for the Base Fee set forth Schedule 2.1(a). All Base Fees will be due and payable in accordance with the invoicing procedures set forth in ARTICLE IV.
2.6Product Fee Adjustment. The Parties shall use commercially reasonable efforts to reduce, through operating efficiencies, the cost of Manufacture of the Products during the Term, and the benefits of such reduction in costs shall be shared equally by the Parties. Starting on the [**], the Product Fee shall be adjusted annually to reflect upwards or downwards, any increase or decrease in the UK RPIJ: All Items Index published by the Office for National Statistics (as published at www.ons.gov.uk) during the preceding twelve (12) months. Schedule 2.1(a) shall be deemed amended pursuant to the terms hereof.
2.7Safety Stock; Failure or Inability to Supply Product.
(a)Patheon shall ensure that Product is Manufactured and delivered to Pacira on a timely basis consistent with the terms of this Agreement (including the Forecast and Purchase Order procedures set forth in Section 2.3). In the event that Patheon, at any time during the Term, shall have reason to believe that it will be unable to supply Pacira with the full quantity of Product forecasted to be ordered or actually ordered by Pacira in a timely manner and in conformity with the warranty set forth in Section 6.3 (whether by reason of force majeure or otherwise), Patheon shall notify Pacira thereof within [**] business days. Promptly thereafter, the Parties shall meet to discuss how Pacira shall obtain such full quantity of conforming Product. Compliance by Patheon with this Section 2.7(a) shall not relieve Patheon of any other obligation or liability under this Agreement, including any obligation or liability under clauses (b) or (c) below. If Patheon’s inability is partial, Patheon shall fulfill Purchase Orders with such quantities of Product as are available. In the event Patheon’s inability to meet Purchase Orders or forecasts is due to a shortage of production capacity in the Manufacturing Suites, Patheon shall in addition to the foregoing requirements, promptly notify Pacira of such shortage of production capacity and the estimated date such shortage of production capacity is to end.

(b)Patheon shall establish a safety stock of Product at the Facility in an amount mutually agreed to by the Parties on a quarterly basis during the Term beginning on the FDA Approval Date (the “Safety Stock”). Patheon acknowledges that the purpose of the Safety Stock is to mitigate the risk to Pacira in the event of Patheon’s inability to supply Product on a timely basis. Pacira shall pay a deposit (the “Deposit”) equal to [**] of the Product Fees for all Product comprising the Safety Stock.
(c)If Patheon fails to Manufacture the full quantity of Product specified in a Purchase Order by the Agreed Delivery Date and in conformity with the warranty set forth in Section 6.3 (and such failure is directly due to the acts or omissions of Patheon where such acts or omission does not constitute a force majeure event pursuant to the terms of Section 10.2), and Patheon is unable to cure such failure within [**], in full and final settlement of such failure, Pacira, at its option, may (i) cancel the unfulfilled portion of such Purchase Order, in which event Pacira shall have no liability with respect to the portion of such Purchase Order so cancelled, or (ii) accept late delivery of all or any portion of the Product specified in such Purchase Order, in which event the Product Fee otherwise payable by Pacira with respect to all Product delivered late but accepted by Pacira under such Purchase Order shall be reduced by [**] per day for each day of delay after such Agreed Delivery Date, but not to exceed in aggregate an amount equal to [**] of the Product Fees of the Product delivered late (i.e., [**] or [**] per Purchase Order, whichever is lower.
2.8Non-Conforming Product.
(a)In the event Patheon discovers a potential Non-Conforming Product prior to delivery of such Product to Pacira, Patheon shall provide written notice to Pacira as soon as practicable describing in detail the Non-Conforming Product and the potential cause of such Non-Conforming Product. Pacira (or its shipping carrier) will perform a customary inspection of the Products Manufactured by Patheon on receipt. For the avoidance of doubt, such inspection will be limited to a visual inspection of the shipment-ready packaged Products (and associated shipping documentation) and Pacira will not be obligated to perform any testing of the Product. Pacira shall within [**] after delivery thereof by Patheon (or within [**] after Pacira discovers or is informed of a discovery of nonconformity that could not reasonably have been detected by the customary inspection on delivery but not after the expiration date of the Product), give Patheon notice of any Non-Conforming Product (including a sample of such Non-Conforming Product, if applicable) (a “Deficiency Notice”). Should Pacira fail to give Patheon the Deficiency Notice within the applicable [**] period, then the delivery will be deemed to have been accepted by Pacira on the [**] after delivery or discovery, as applicable. Patheon will have no liability whether pursuant to this Section 2.8, Section 3.11 or Section 3.13 or otherwise for any Nonconforming Product for which it has not received a Deficiency Notice within such applicable [**] period.
(b)Patheon shall conduct a root-cause analysis to verify whether a Product constitutes a Non-Conforming Product and, if found, to determine the cause of such Non-Conforming Product (including by undertaking an appropriate evaluation of a Non-Conforming Product sample, as applicable). Pacira shall provide reasonable cooperation to Patheon in connection with any such root-cause analysis. Patheon shall notify Pacira in writing of its determination regarding whether the Product constitutes a Non-Conforming Product within thirty (30) days after either discovery of the Non-Conforming Product or receipt of such Deficiency Notice from Pacira, as applicable. Such notification shall include Patheon’s good faith determination of the cause of the Non-Conforming Product.
(c)“Patheon Nonconformance” shall mean (i) Patheon’s deviation from the [**], (ii) Patheon’s failure to perform [**], or (iii) Patheon’s failure to provide the Manufacturing Services in accordance with the [**]. In the event of a Non-Conforming Product caused by a Patheon Nonconformance, Patheon, at Pacira’s option, promptly shall (x) supply Pacira with a conforming quantity of Product at Pacira’s expense (subject to Patheon reimbursing Pacira any Product Fees paid for the Non-Conforming Product and any shipment costs incurred by Pacira in the event that the Product was shipped from the Facility at the time of the discovery of the Patheon Nonconformance (“Shipment Costs”)); or (y) reimburse Pacira for the Product Fee and Shipment Costs with respect to such Non-Conforming Product (in each case, to the extent applicable and/or already paid by Pacira). For the avoidance of doubt, Pacira will not be liable for Product Fees for Non-Conforming Product caused by a Patheon Nonconformance.
(d)If the Non-Conforming Product was caused by any reason other than a Patheon Nonconformance or the cause of such non-conformance is not identifiable, Pacira shall be liable for all expected Product Fees for such Non-Conforming Product, to the extent not already paid, as measured using the then-current Expected Yield Rate.
(e)If, following the root-cause analysis described in Section 2.8(b), Patheon notifies Pacira that it does not believe the Product is a Non-Conforming Product, or if the Parties disagree as to the cause of a Non-Conforming Product, the Parties shall first submit such dispute to the Project Managers for prompt resolution. If the Project Managers cannot resolve the dispute, the Parties shall submit the dispute to an independent expert or (if mutually agreed to by the Parties) a testing lab designated by Pacira (a “Expert”) for evaluation, provided that Patheon shall be entitled to observe and obtain copies of all results of such evaluation. The Expert shall determine (i) whether the Product is a Non-Conforming Product and (ii) the cause of the Non-Conforming Product. Both Parties shall cooperate with the Expert’s reasonable requests for assistance in connection with its evaluation hereunder. The findings of the Expert shall be binding on the Parties, absent fraud or manifest error. The expenses of the Expert shall be borne (x) by Patheon if the testing confirms the Non-Conforming Product and the cause is found to be a Patheon Nonconformance; (y) by Pacira if the testing confirms the Non-Conforming Product and the cause is found not to be a Patheon Nonconformance or the cause of such non-conformance is not identifiable; (z) by the Party stating the Product was Non-Conforming in the event the testing concludes that the Product meets the warranty set forth in Section 6.3. Costs of dealing with Product Complaints and Inquiries will be dealt with in accordance with Section 3.11. Costs of recalls will be dealt with in accordance with Section 3.13. Patheon shall have no liability for any Non-conforming Product unless such Non-conforming Product is identified as being due to a Patheon Nonconformance.
(f)During its performance of the Manufacturing Services, Patheon is expected to produce a certain percentage of saleable batches of Product (the “Yield”). For the avoidance of doubt, Nonconforming Product arising from anything other than a Patheon

Nonconformance is treated as good and saleable Product for the purposes of this Section 2.8(f). The Parties shall calculate the expected Yield every [**] in accordance with Schedule 2.8(f) (the “Expected Yield Rate”). In the event the actual Yield in any [**] period is lower than the then-current Expected Yield Rate for such [**] period, Patheon will reimburse Pacira for excess Materials used by Patheon as a result of Patheon’s failure to meet the Expected Yield Rate in such batches (i.e., a pro-rated refund of Material Costs (if any) paid by Pacira and/or reimbursement to Pacira for the cost of any Pacira-Supplied Materials incurred by Pacira).
2.9Equipment and Amendment of Product Specifications, Manufacturing Process, Equipment and Formulation.
(a)Equipment.
(i)“Pacira Manufacturing Equipment” shall mean process equipment necessary to Manufacture the bulk EXPAREL® and shall consist of process skids, Temperature Control Unit (TCU) skids, CIP skids, COP parts washer, TFF IPA COP system, product and pooling vessels and automation hardware/software to run the process skids.
(ii)“Patheon Manufacturing Equipment” shall mean any equipment, other than the Pacira Manufacturing Equipment, necessary to Manufacture the Product, including filling, packaging, testing, clean and dirty utilities, waste handling systems and all building infrastructure and any and all improvements or additions made thereto. Additions or improvements to Patheon Manufacturing Equipment paid for by Pacira pursuant to the Technical Transfer Agreement to the extent such Equipment is reasonably capable of separation, and can practically and sensibly be separated, from the Facility or other equipment at the Facility at the date of termination of this Agreement (“Pacira Purchased Patheon Manufacturing Equipment”) shall belong to Pacira. All other Patheon Manufacturing Equipment shall belong to Patheon.
(iii)Title to all Pacira Manufacturing Equipment and the Pacira Purchased Patheon Manufacturing Equipment will be held by Pacira or a Pacira Affiliate. Title to all Patheon Manufacturing Equipment except Pacira Purchased Patheon Manufacturing Equipment will be held by Patheon.
(iv)Patheon is authorized to use the Pacira Manufacturing Equipment and Pacira Purchased Patheon Manufacturing Equipment solely for the purposes of performing the Manufacturing Services for Pacira.
(v)During the Term, Pacira shall be responsible for additions and replacement cost of any Pacira Manufacturing Equipment and Pacira Purchased Patheon Manufacturing Equipment. Once the initial additions/upgrades to the Patheon Manufacturing Equipment have been paid by Pacira, Patheon shall be responsible for any other additions and replacement cost of any Patheon Manufacturing Equipment.

(vi)As of the Effective Date, the Patheon Manufacturing Equipment includes a [**] filling line. The [**] filling line shall be used [**] to Manufacture the Product during the Term commencing on the date of commercial Manufacture. Prior to first fill on the [**] pursuant hereto and thereafter, Patheon shall have in place a risk mitigation plan in the event that the [**] is not operational or sufficient to fulfill those Pacira’s Purchase Orders which Patheon is obliged to accept pursuant to Section 2.3(d). Prior to first fill on the [**] pursuant hereto, Patheon shall provide a copy of such risk management plans to Pacira for Pacira’s review and approval (which shall not be unreasonably withheld).
(vii)During the Term, Patheon shall, at its sole cost and expense, subject to this subsection (vii), provide all Maintenance for the Equipment and Facilities. Notwithstanding the foregoing, with respect to the Pacira Manufacturing Equipment and the Pacira Purchased Patheon Manufacturing Equipment, Maintenance does not include the cost of spare parts, Equipment breakdowns caused by any reason outside of Patheon’s reasonable control, or specialized maintenance services not within Patheon’s technical expertise or that requires specialist equipment, in each case where Patheon is required to utilize a third-party contractor. Patheon’s costs associated with such spare parts and third-party contractors will be reimbursed by Pacira as a Bill Back Item. Patheon shall not be liable for ordinary wear and tear of the Pacira Manufacturing Equipment and Pacira Purchased Patheon Manufacturing Equipment; Patheon shall only be liable for the repair or replacement of any damage caused to such Equipment where such damage arises due to its negligence or willful misconduct. Throughout the Term of this Agreement, Patheon shall maintain casualty insurance on Pacira Manufacturing Equipment and Pacira Purchased Patheon Manufacturing Equipment in the amount equal to at least the depreciated value of such Equipment.
(b)For changes to the Specifications, Quality Agreement, Pacira’s Manufacturing Process, the Equipment, the Services to be provided pursuant hereto or the formulation of the Product that are required by Applicable Law (collectively, “Required Manufacturing Changes”), Patheon and Pacira shall cooperate to promptly make such changes within the required timeline.
(c)For changes to the Specifications, Quality Agreement, Pacira’s Manufacturing Process, the Equipment, the Services to be provided hereto or the formulation of the Product that are not Required Manufacturing Changes (collectively, “Discretionary Manufacturing Changes”), Patheon and Pacira must each agree to any Discretionary Manufacturing Changes and shall cooperate in making such changes, and each agrees that it shall not unreasonably withhold or delay its consent to such Discretionary Manufacturing Changes.
(d)Notwithstanding the foregoing, all internal and external costs, including, without limitation, costs of obsolete Materials, work-in-process and Product (i) associated with Required Manufacturing Changes shall be borne by Pacira, and (ii) all such costs associated with Discretionary Manufacturing Changes shall be agreed between the Parties; provided that, in each case, all such costs shall be commensurate with costs common in the industry for the types of changes being made.
(e)In the event that Pacira changes the Specifications, Quality Agreement, Pacira’s Manufacturing Process, the Equipment, the Services to be provided hereto or the formulation of the Product, or consents to any change by Patheon, Patheon shall provide to Pacira at Pacira’s cost as an Additional Service any such documentation or other information with respect thereto as they relate to the Manufacturing Services as Pacira may reasonably request in order to obtain or maintain any Regulatory Approval or comply with GMP or other Applicable Law.
2.10Usage of Manufacturing Suites. Patheon agrees that, starting on the date of receipt of FDA approval for Patheon’s manufacturing, testing, and packaging for the Product at Manufacturing Suite B-2, Patheon shall use Manufacturing Suite B-2 until full capacity and in priority over Manufacturing Suite A-2, and shall only use Manufacturing Suite A-2 if necessary to supply the Products ordered by Pacira hereunder. Full capacity for Manufacturing Suite B-2 will be agreed by the Parties following completion of the Technical Transfer Agreement, and shall be ratified by the Steering Committee.
2.11[**]. From the Effective Date until [**], Patheon shall not [**] or any other [**] to any Person other Pacira without first notifying Pacira in writing of its intent to [**] and offering Pacira a reasonable good faith offer to use such [**] to Manufacture the Product.
ARTICLE III. REGULATORY, ACCESS, AND OTHER MATTERS
3.1Quality Agreement. Prior to the FDA Approval Date, the Parties shall enter into a mutually agreed upon quality agreement (“Quality Agreement”).
3.2Release. All Product shall be released in accordance with the terms of the Quality Agreement.
3.3Maintenance of Facility.
(a)Patheon shall Manufacture the Product [**] at the Facility, unless Pacira has granted prior written consent to Manufacture the Product at any other facility, such consent to be granted by Pacira in its sole discretion.
(b)Subject to Section 2.9(b)-(d), Patheon shall ensure that any and all necessary licenses, registrations, and Regulatory Authority approvals have been obtained in connection with the Facility and Equipment used in connection with the Manufacture of the Product by Patheon.
(c)Subject to Section 2.9, Patheon shall maintain the Facility and Equipment in a state of repair and operating efficiency consistent with the requirements of the Specifications, the Regulatory Approvals, Pacira’s Manufacturing Process, GMP, and all other Applicable Law. Prior to each use of Equipment in Manufacturing the Product, Patheon shall ensure that such Equipment is cleaned, sterilized and consistent with any procedures reasonably established by Pacira and notified to Patheon, the Specifications, the Regulatory Approvals, Pacira’s Manufacturing Process, GMP, and all other Applicable Law. Without limitation of the foregoing, Patheon agrees to implement, in connection with the Manufacture of the Product, quality assurance and quality control procedures, including validation protocols, process change procedures, and methods of statistical analysis that are reasonably satisfactory to Pacira.
(d)Patheon shall maintain in the Facility an adequate GMP and temperature controlled area for the Product, all intermediates thereof, and Materials used in Manufacturing the Product in accordance with the Specifications, the Regulatory Approvals, Pacira’s Manufacturing Process, any risk mitigation plan, the Quality Agreement, GMP, and all Applicable Law. All Product, intermediates and Materials (as applicable) shall be held by Patheon in a GMP and temperature controlled area (on a separate pallet and SAP reference from other products) until delivery to Pacira.
(e)Patheon shall only use qualified disposal services or sites that have appropriate environmental and operating permits and are in compliance with the Quality Agreement and Applicable Law.
3.4Pacira On Site Representatives; Project Managers. For so long as Patheon is obligated to Manufacture and supply the Products for Pacira, Pacira shall have the right at all times throughout the Term to have [**] representatives present (or other number as mutually agreed to by the Parties) (each, a “Pacira On Site Representative”) in that portion of Patheon’s Manufacturing facilities that is being used to Manufacture the Product or store Materials to observe the procedures and processes used to Manufacture the Product. Subject to the following sentence, such representatives shall have full access to the Manufacturing Suites and to all non-financial records that relate to the Product, the Materials and Bill Back Items. Patheon shall provide reasonable (semi-permanent) on-site accommodations at the Facility for the Pacira On Site Representatives (e.g., office space). For the avoidance of doubt, the term “non-financial records” as used in this Agreement does not include the Reports (defined in Section 3.12 below). Pacira On Site Representatives shall observe at all times Patheon’s policies and procedures (as amended from time-to-time) as they pertain to the Facility, including policies relating to health and safety and compliance with GMP, and comply with all reasonable directions of Patheon in relation to the same; provided that Pacira is given notice of such policies and given a reasonable period of time to review and implement such policies. Patheon may refuse or limit in its sole discretion at any time admission to the Facility by any Pacira On Site Representative who fails to observe such policies or comply with such reasonable directions. For the avoidance of doubt, Pacira On Site Representatives shall have (i) no management authority over any Patheon employee and (ii) no authority to conclude contracts on behalf of Pacira. Patheon and Pacira will each appoint a project manager (each, a “Project Manager” and, together, the “Project Managers”), who will meet as needed to resolve any issues or problems arising in the performance of this Agreement. Pacira may request from Patheon a change of Project Manager, which such request shall be referred to the Steering Committee. Pacira’s Project Manager may be one of the Pacira On Site Representatives.
3.5Notification of Regulatory Inspections. Patheon shall notify Pacira by telephone within one (1) business day, and in writing within two (2) business days, after learning of any proposed or unannounced visit or inspection of any part of the Facility which concerns the Manufacture of the Product by any Regulatory Authority, including the Occupational Safety and Health Administration or any equivalent governmental agencies of the country of Manufacture, and shall permit Pacira or its agents to be present at the Facility to support Patheon during such visit or inspection if it impacts the Product. Patheon shall provide to Pacira in so far as it affects the Product or the Manufacturing Suites either a copy of or a summary of any report and other written communications received from such Regulatory Authority in connection with any visit or inspection, including the Form 483 observations and responses or any equivalent form under Applicable Law. Such copy or summary shall be provided to Pacira within three (3) business days of Patheon’s receipt thereof (and may be redacted as Patheon acting reasonably deems necessary to protect the confidentiality of matters not affecting the Product or which are confidential to Patheon or to other clients of Patheon). Pacira shall have the right to review and comment on any communications with such Regulatory Authority pertaining to such inspection as set forth in Section 3.16.
3.6Manufacturing Records. Patheon shall maintain, or cause to be maintained, (a) all records necessary to comply with GMP and all other Applicable Law relating to the Manufacture of Product, (b) all Manufacturing records, standard operating procedures, equipment log books, batch records, laboratory notebooks, and all raw data relating to the Manufacturing of the Product, and (c) such other records as Pacira may reasonably require in order to ensure compliance by Patheon with the terms of this Agreement. The template, form and style of all records referred to herein are the exclusive property of Patheon; Pacira Proprietary Information and all Product-specific related information contained in these records shall be deemed Proprietary Information of Pacira and be retained for such period as may be required by GMP and all other Applicable Law or for such longer period as Pacira may reasonably require.
3.7Labeling and Packaging. Pacira shall specify all labeling to be used on the Product and the packaging thereof, or if no labeling will be required by Pacira as a result of Pacira’s use of a separate contract packager or for any other reason. Patheon agrees to use only such labeling and packaging on the Product as set out in the Specifications. Other than as required by GMP or Applicable Law, Patheon shall not affix to the Product any label, stamp, or other mark identifying Patheon as the source or manufacturer of the Product.
3.8Compliance with Applicable Laws. Patheon shall comply and shall cause each of its Materials and Bill Back Items suppliers to comply with the Quality Agreement, GMP and Applicable Law in carrying out the Manufacturing of the Product and its other duties and obligations under this Agreement. Should during the Term of this Agreement a change or changes in Applicable Law lead to Patheon (a) providing services not originally contemplated by Patheon, or (b) incurring increased costs in order to comply with said change or changes, any such services or costs (to the extent pertaining to the Product or related to the Pacira Manufacturing Process, Pacira Manufacturing Equipment or Pacira Purchased Patheon Manufacturing Equipment) shall constitute an Additional Service subject to mutual written agreement of the Parties.
3.9Compliance Audits. With the exception of “for cause” audits (e.g., audits arising in the event of regulatory issues or material Product conformity issues), Pacira and its designated representatives shall have the right to audit [**] all applicable non-financial records of Patheon for the purpose of determining Patheon’s compliance with the obligations set forth in this Agreement, including Sections 2.2(a) and 6.2, and the terms of any Purchase Order. Such audit right shall include the right to inspect: (a) the Materials used in the Manufacture of the Product, (b) the holding facilities for such Materials, (c) the Equipment used in the Manufacture of the Product, and (d) all non-financial records relating to the Manufacturing Suites and the Manufacturing of the Product (subject to any other restrictions set forth in this Agreement). Pacira shall provide Patheon at least [**] prior advance notice of its intention to conduct such audit and the Parties will determine a mutually agreeable date for such audit. Pacira shall include no more than [**] of Pacira’s representatives in each such audit, with each such audit lasting no more than [**], in each case without Patheon’s prior written consent.
3.10Inventory Reviews. Without limiting the foregoing, Pacira shall have the right, with Patheon’s assistance, to conduct an annual inventory count of the Materials and of the Products. Following an audit or inventory, Pacira may discuss its observations and conclusions with Patheon, and Patheon shall promptly implement such corrective actions after notification thereof by Pacira. In the event the Parties are unable to agree upon whether or not corrective actions are necessary, such dispute shall be resolved pursuant to the terms of Section 10.10.
3.11Product Inquiries and Complaints.
(a)With respect to Products Manufactured by Patheon, each Party will promptly submit to the other Party any Product safety and efficacy inquiries, Product quality complaints, and adverse drug event reports received by such Party, together with all available evidence and other information relating thereto, in accordance with procedures to be agreed upon by the Parties. Except as otherwise required by, or to comply with, Applicable Law or the terms of this Agreement, Pacira, as the Party holding the applicable Regulatory Approval, will be responsible for investigating and responding to all such inquiries, complaints, and adverse events regarding the Product, and reporting to the FDA or any other Regulatory Authority.
(b)Pursuant to a reported complaint or adverse drug event pertaining to the Products manufactured by Patheon, if the nature of the reported complaint or adverse drug event requires testing, Patheon will, upon Pacira’s request and approval, perform analytical testing of corresponding Product complaint or retention samples and provide the results thereto to Pacira as soon as reasonably practicable, but no later than [**] after Pacira’s request. Such testing shall be performed using approved testing procedures as set forth in the applicable Regulatory Approval or the Quality Agreement. If such analytical testing concludes that the reported complaint or adverse drug event was the result of a Patheon Nonconformance, subject to Pacira having provided to Patheon a Deficiency Notice in accordance with the provisions of Section 2.8 including as to timing, Patheon shall reimburse Pacira for [**] associated with such complaint or adverse drug event and incurred by Pacira with respect to such nonconforming Product, including [**], which costs Pacira shall have the right to [**]. Costs of recalls will be dealt with in accordance with Section 3.13. If such analytical testing concludes that the reported complaint or adverse drug event was not the result of a Patheon Nonconformance, Pacira shall compensate Patheon for all costs associated with such complaint or adverse drug event and incurred by Patheon with respect to such nonconforming Product, including costs of recalls, market withdrawals, returns, and destruction.

(c)If the Parties disagree as to which Party is responsible, Patheon and Pacira representatives shall attempt to resolve such dispute. If the representatives cannot resolve such dispute within [**], the retention samples shall be submitted by Patheon and Pacira to an Expert and Section 2.8 shall apply.
3.12Reports. Prior to the start of Patheon’s commercial Manufacture of the Product (or as reasonably requested by Pacira prior to such date), Patheon and Pacira will work together in good faith to develop and agree upon Patheon’s ordinary course reporting obligations. Such reports (“Reports”) will include those reports as necessary for Pacira to (a) manage Product inventory; (b) manage its financial close and reporting; (c) monitor on-going Product and process performance for its internal analysis and reporting; and (d) comply with Applicable Law. Patheon will deliver such reports via electronic delivery methods, including by utilizing Patheon’s existing IT systems as practicable.
3.13Product Recalls.
(a)In the event (i) any Regulatory Authority issues a request, directive, or order that Product be recalled, (ii) a court of competent jurisdiction orders such a recall, or (iii) Pacira as holder of the applicable Regulatory Approval shall reasonably determine that Product should be recalled, withdrawn, or a field correction issued, the Parties shall take all appropriate corrective actions, and shall cooperate in the investigations surrounding the recall. In the event that Pacira determines that Product should be recalled, to the extent possible, Pacira shall consult with Patheon prior to taking any corrective actions. In the event of any Product recall, withdrawal, or field correction resulting from a Patheon Nonconformance, and subject to Pacira having provided to Patheon a Deficiency Notice in accordance with the provision of Section 2.8 including as to timing, Patheon shall bear [**] associated with such recall, withdrawal, or field correction, which shall include [**] of the recalled Product and [**] incurred by Pacira with respect to such Product. In all other circumstances, all costs associated with any Product recall, withdrawal, or field correction shall be borne by Pacira.
(b)If there is any dispute concerning which Party’s acts or omissions gave rise to such recall of Product, Patheon and Pacira representatives shall attempt to resolve such dispute. If the representatives cannot resolve such dispute within [**], the matter shall be submitted by Patheon and Pacira to an Expert and Section 2.8 shall apply.
3.14Payment Audits.
(a)Upon [**] prior written notice, Pacira may audit the relevant books and records of Patheon pertaining to Product Fees and associated Product quantity under this Agreement (but excluding any personnel records or Patheon’s profits and losses statements) and with respect to any third-party invoices subsequently invoiced to Pacira pertaining to Patheon’s provision of Equipment, Materials, Bill Back Items and Additional Services hereunder; provided, however, that Pacira will not be entitled to more than [**] audit during any [**] period. Such audits will be conducted during normal business hours, without undue disruption to Patheon’s business, and may be conducted by Pacira, or by an independent public accounting firm designated by Pacira who is bound by confidentiality obligations at least as stringent as those set forth in the Confidentiality Agreement. Except as hereinafter set forth, Pacira will bear the full cost of the performance of any such audit.
(b)If, as a result of any audit of the books and records of Patheon, it is shown that the payments or credits from one Party to the other under this Agreement with respect to the period of time audited were less than or more than the amount that should have been paid or credited, then the Parties will reconcile the amounts owed by each Party to the other. In addition, if such audit demonstrates that Patheon has overcharged Pacira hereunder by more than [**] for the period audited, then Patheon will also reimburse Pacira for its documented reasonable out-of-pocket costs and expenses incurred in connection with the audit.
3.15Subcontractors. Prior to subcontracting any of Patheon’s obligations hereunder, Patheon will notify Pacira of the proposed subcontractor (including in so far as they are working in Manufacturing Suites A-2 or B-2, temporary workers and other independent contractors) and will obtain Pacira’s written approval of such subcontractor, such approval not to be unreasonably withheld or delayed. The terms of any subcontract will be in writing, will be subject to Pacira’s prior approval, and will be consistent with this Agreement, unless Pacira agrees otherwise, including (a) confidentiality obligations and (b) compliance with Applicable Law, as required of Patheon under this Agreement. No subcontracting will release Patheon from its responsibility for its obligations under this Agreement. Patheon will be responsible for the work and activities of each of Patheon’s subcontractors, including compliance with the terms of this Agreement. Regulatory Filings and Communications.
3.16Regulatory Filing Obligations
. Except as otherwise set forth in this Agreement or the Technical Transfer Agreement, each Party will be responsible for all routine filings and communications with Regulatory Authorities (“Regulatory Filings”) required with respect to such Party’s Regulatory Obligations hereunder. “Regulatory Obligations” shall mean: (i) with respect to Pacira, any Regulatory Filings pertaining to the Product, the Pacira Manufacturing Process, and Patheon’s filling and packaging processes and procedures; and (ii) with respect to Patheon, any Regulatory Filings pertaining to the Facility, including in connection with a Facility inspection by a Regulatory Authority (e.g., those described in Section 3.5). For the avoidance of doubt, Pacira shall have the sole responsibility and Regulatory Obligation for the filing of all documents with all applicable Regulatory Authorities, and to take any other actions that may be required, for the receipt of Regulatory Approval for the development or commercial manufacture of the Product.
(a)Cooperation. Each Party (“Non-Filing Party”) will provide reasonable assistance and cooperation to the other Party (“Filing Party”) in the connection with the Filing Party’s Regulatory Obligations consistent with the terms of this Section 3.16 and the Non-Filing Party’s obligations under this Agreement. The Filing Party shall notify the Non-Filing Party in writing of any written communications received by the Filing Party from a Regulatory Authority related to the other Party’s Regulatory Obligations within three (3) business days after receipt thereof. The Filing Party shall consult with the Non-Filing Party concerning the response of the Filing Party to each such communication, unless such filing is not relevant to the Non-Filing Party’s Regulatory Obligations.

(b)Verification of Data. Prior to filing any documents or communications with a Regulatory Authority that incorporate or uses data generated by the Non-Filing Party or otherwise relate to the Non-Filing Party’s Regulatory Obligations, the Filing Party will give the Non-Filing Party a draft of such document or communication (“Initial Draft”) to give the Non-Filing Party the opportunity to verify the accuracy and regulatory validity of such Initial Draft. The Non-Filing Party shall be given a minimum of fourteen (14) calendar days to review the Initial Draft, but the Parties may mutually agree to a different time for the review as needed under the circumstances. The Initial Draft may be redacted by the Filing Party as reasonably deems necessary to protect the confidentiality of matters not affecting the Non-Filing Party or which are confidential to the Filing Party or to other clients or customers of the Non-Filing Party. The Parties agree that in reviewing the Initial Draft, the Non-Filing Party’s role will be limited to verifying the accuracy of the description of its Regulatory Filing Obligations or accuracy of its data or information in the Initial Draft.
(c)Inaccuracies. If the Non-Filing Party determines that any of its data or information in the Initial Draft is inaccurate or any other errors relating to the Non-Filing Party’s Regulatory Obligations, the Non-Filing Party will notify Filing Party in writing of such inaccuracy and provide a recommendation to remediate the Initial Draft. Such notice shall also include documentation and data sufficient to substantiate the Non-Filing Party’s claim that the Initial Draft is inaccurate to the Filing Party’s reasonable satisfaction. The Non-Filing Party shall provide comments to the Initial Draft no later than seven (7) days prior to the required filing date with the applicable Regulatory Authority. If the Non-Filing Party does not provide comments or notify the Filing Party of inaccuracies within such seven (7) day period, the Non-Filing Party will be deemed to have approved any data or language related to its Regulatory Obligations in the Initial Draft. The Filing Party shall be required to incorporate the Non-Filing Party’s recommendations to the extent they directly relate to an error in the Non-Filing Party’s data or information or the Non-Filing Party’s Regulatory Filing Obligations. The Parties will work together in good faith to resolve any inaccuracies contained in the Initial Draft as soon as practicable under the circumstances to prevent a delay or postponement of such filing (or any related inspections by such Regulatory Authority to which the filing relates). Any on-going disagreement regarding the Deficiencies shall be escalated to the Steering Committee for resolution on an expedited basis.
(d)Responsibilities. The Filing Party shall deliver a copy of the final version of the filing (“Final Filing”) to the Non-Filing Party at least three (3) days prior to the required filing date. Subject to the foregoing, the Non-Filing Party will not assume any responsibility for the accuracy of any other materials submitted by the Filing Party to a Regulatory Authority in connection with this Agreement. Except as otherwise set forth in this Agreement or the Technical Transfer Agreement, the Filing Party is solely responsible for the preparation and filing of any materials required by a Regulatory Authority with respect to such Party’s Regulatory Filing Obligations hereunder and any relevant costs will be borne by the Filing Party.
ARTICLE IV. FEES AND INVOICING
4.1General. (a) Except as otherwise set forth in this Agreement or Technical Transfer Agreement, Patheon shall invoice Pacira on a monthly basis for all applicable fees and charges incurred by Patheon during the preceding month. (b) All invoices shall be sent electronically to accountspayable@pacira.com no later than the fifth day of each month. Payment shall be due thirty (30) days after receipt by Pacira of an undisputed invoice.
4.2Late Fees. In relation to all invoices issued by Patheon pursuant to this Agreement, if Pacira fails to make any payment due to Patheon by the due date for payment, then, without limiting Patheon’s remedies under ARTICLE VIII or at law, Patheon may charge interest on past due accounts at [**] which is equal to an annual rate of [**].
4.3Disputed Invoices. If Pacira disputes any portion of an invoice, (a) Pacira shall provide Patheon with written notice of the disputed portion within [**] of receipt by Pacira of Patheon’s invoice and its reasons therefor and shall not be obligated to pay such disputed portion unless and until such disputed portion is determined to be due and owing, and (b) Patheon shall cancel such invoice and issue a new invoice reflecting the undisputed invoiced amount, which shall be paid by Pacira within [**]. The Parties shall use good faith efforts to resolve the dispute regarding the disputed amount promptly, and if the Parties agree that a balance is due, Patheon shall issue an invoice for such balance, and payment shall be due [**] after receipt of such invoice. In the event of any inconsistency between an invoice and this Agreement, the terms of this Agreement shall control.
4.4    Exchange Rate Fluctuations.    The Parties agree that Patheon will adjust all fees and charges to reflect currency fluctuations on each anniversary date of the Effective Date. The adjustment will proportionately reflect the increase or decrease, if any, in the current Set Exchange Rate1 compared to the Set Exchange Rate established for the prior calendar year of the Term. In respect of the adjustment at the end of the first year of the Term, the adjustment will proportionately reflect the increase or decrease, if any, in the current Set Exchange Rate compared to Initial Set Exchange Rate2. An example of the calculation is set out in Schedule 4.4.
4.4Taxes.
(a)Patheon will bear all taxes (“Tax” or “Taxes”), however designated, imposed as a result of the provision by Patheon of the Services under this Agreement for the following:
(i)income taxes imposed on Patheon arising from Manufacture of the Product performed at the Facility by its jurisdiction of residence.
1 “Set Exchange Rate” means the average exchange rate to convert one U.S. Dollars ($) into one British Pound Sterling (£) for each a calendar year of the Term, calculated as the average daily interbank exchange rate for conversion of one U.S. Dollars ($) into one British Pound Sterling (£) during the prior full year period as published by OANDA.com “The Currency Site” under the heading “FxHistory: historical currency exchange rates” at www.OANDA.com/convert/fxhistory.
2 “Initial Set Exchange Rate” means the initial exchange rate to convert one U.S. Dollars ($) into one British Pound Sterling (£), calculated as the daily average interbank exchange rate for conversion of one U.S. Dollars ($) into one British Pound Sterling (£) during the 90 day period immediately preceding the Effective Date as published by OANDA.com “The Currency Site” under the heading “FxHistory: historical currency exchange rates” at www.OANDA.com/convert/fxhistory.

(ii)Tax in the ordinary course of business for purchases made by Patheon in the course of providing its Services, such as Value Added Tax (“VAT”) and similar taxes.  It does not include taxes paid by Patheon on behalf of or as agent for Pacira.
(b)Pacira shall be liable for taxes on its income and non-income that arise from the provision of Pacira-Supplied Materials and Pacira Manufacturing Equipment including VAT, customs, and duties.  However, the Parties agree that they will use commercially reasonable efforts to reduce the financial impact for VAT that may apply.
(c)If either Party is required to bear a tax, duty, levy or similar charge pursuant to this Agreement by any state, federal, provincial or foreign government, including, but not limited to, Value Added Tax, that Party will pay such tax, duty, levy or similar charge and any additional amounts to the appropriate taxing authority. Any Tax that Pacira pays, or is required to pay, but which Pacira believes should properly be paid by Patheon pursuant hereto may not be offset against sums due by Pacira to Patheon whether due pursuant to this Agreement or otherwise.
ARTICLE V. INTELLECTUAL PROPERTY
5.1Ownership.
(a)Pacira shall maintain ownership and Control of all of its technology and intellectual property rights existing prior to the Effective Date (“Existing Pacira Intellectual Property”).
(b)Patheon shall maintain ownership and Control of all of its technology and intellectual property rights existing prior to the Effective Date (“Existing Patheon Intellectual Property”).
(c)Existing Pacira Intellectual Property shall include and Pacira shall own all right, title, and interest in and to (i) the Product, (ii) the Specifications, and (iii) Pacira’s Manufacturing Process.
(d)Existing Patheon Intellectual Property shall include and Patheon shall own all right, title, and interest in and to the Patheon Manufacturing Equipment as of the Effective Date (excluding the Parcia Purchased Patheon Manufacturing Equipment and Pacira Purchased Manufacturing Equipment Improvements).
(e)Pacira shall own all right, title, and interest in and to, all intellectual property (specifically including inventions and patents and patent applications therefor) with respect to, and any data with respect to:
(i)(A) any improvement of, modification of, change of, enhancement of, new indication for, new formula for, new formulation for, new ingredients for, new dosage for, new dosage strength for, new means of delivery for, or new labeling or packaging for, the Product (“Pacira Product Improvements”); (B) any improvement of, modification of, change of, or enhancement of the Specifications not comprising Patheon Filling, Labelling or Packaging Improvements, Existing

Patheon Intellectual Property or Patheon Independent Manufacturing Equipment Improvements (“Pacira Specification Improvements”); and (C) any improvement of, modification of, change of, enhancement of, new process for, new procedure for, new step for Pacira’s Manufacturing Process not comprising of Patheon Filling, Labeling or Packaging Improvements, Existing Patheon Intellectual Property or Patheon Independent Manufacturing Equipment Improvements (“Pacira’s Manufacturing Process Improvements”); (D) any improvement of, modification of, change of, enhancement of Pacira Purchased Patheon Manufacturing Equipment not comprising Patheon Filling, Labelling or Packaging Improvements, Existing Patheon Intellectual Property or Patheon Independent Manufacturing Equipment Improvements (“Pacira Purchased Manufacturing Equipment Improvements”) in each of case (A), (B), (C) and (D), (1) that is developed, conceived, or created as a result of or in connection with this Agreement, including Patheon’s Manufacturing of the Product hereunder, (2) whether or not patentable, and (3) whether developed, conceived, or created by employees of, or consultants to, Pacira or Patheon, alone or jointly with each other or with permitted third parties (including permitted sublicensees and subcontractors); and
(ii)any inventions or other intellectual property developed, conceived, or created by Pacira, alone or jointly with third parties (other than Patheon or its Affiliates, or their respective employees and consultants), in the course of conducting activities outside the scope of this Agreement and without any use of any Existing Patheon Intellectual Property, Patheon Filling, Labeling or Packaging Improvements or Patheon Independent Manufacturing Equipment Improvements (as defined hereunder).
(f)Patheon shall own all right, title, and interest in and to, all intellectual property (specifically including inventions and patents and patent applications therefor) with respect to, and any data with respect to:
(i)any improvement of, modification of, change of, enhancement of Patheon’s Manufacturing Equipment, (1) that is developed, conceived, or created as a result of or in connection with this Agreement, including Patheon’s Manufacturing of the Product hereunder, (2) whether or not patentable, (3) whether developed, conceived, or created by employees of, or consultants to, Pacira or Patheon, alone or jointly with each other or with permitted third parties (including permitted sublicensees); and (4) not comprising Pacira Purchased Manufacturing Equipment Improvements, (“Patheon Independent Manufacturing Equipment Improvements”);
(ii)any improvement of, modification of, change of, enhancement of filling, labeling or packaging technology or equipment which is (x) generated or derived by Patheon, alone of jointly, and (y) of generic application rather than specific to the Product (not comprising of Pacira Manufacturing Process Improvements, Existing Pacira Intellectual Property, Pacira Product

Improvements or Pacira Specification Improvements) (“Patheon Filling, Labeling or Packaging Improvement”); and
(iii)any inventions or other intellectual property developed, conceived, or created by Patheon, alone or jointly with third parties, in the course of conducting activities outside the scope of this Agreement and without any use of any Existing Pacira Intellectual Property, Pacira Product Improvements, Pacira Specification Improvements, or Pacira Manufacturing Process Improvements.
(g)Patheon agrees to, and hereby does, and shall cause each of its employees, consultants, and Affiliates (collectively with Patheon, the “Patheon Assignors”) to assign to Pacira all right, title, and interest in and to the Pacira Product Improvements, Pacira Specification Improvements, Pacira’s Manufacturing Process Improvements and (only to the extent the same is owned by the Patheon Assignors) Pacira Purchased Manufacturing Equipment Improvements developed, conceived, or created by such Patheon Assignors, alone or jointly with others, including all intellectual property rights associated therewith. Upon Pacira’s request and at Pacira’s sole expense, Patheon shall, and shall use commercially reasonable efforts to cause each Patheon Assignor to, assist Pacira or anyone Pacira reasonably designates in preparing, filing, prosecuting, obtaining, enforcing, or defending any patent, copyright, or other intellectual property application or grant of right issuing therefrom for same in any and all countries in the world.
(h)Pacira agrees to, and hereby does, and shall cause each of its employees, consultants, and Affiliates (collectively with Pacira, the “Pacira Assignors”) to assign exclusively to Patheon all right, title, and interest in and to Patheon Independent Manufacturing Equipment Improvements and Patheon Filling, Labeling or Packaging Improvement developed, conceived, or created by such Pacira Assignors, alone or jointly with others, including all intellectual property rights associated therewith. Upon Patheon’s request and at Patheon’s sole expense, Pacira shall, and shall use commercially reasonable efforts to cause each Pacira Assignor to, assist Patheon or anyone Patheon reasonably designates in preparing, filing, prosecuting, obtaining, enforcing, or defending any patent, copyright, or other intellectual property application or grant of right issuing therefrom for same in any and all countries in the world.
(i)Patheon shall, and shall cause its Affiliates to, promptly, and in any event within [**] following reduction to practice, disclose in writing and in reasonable detail to Pacira any Pacira Product Improvements, Pacira Specification Improvements, Pacira’s Manufacturing Process Improvements, or any Pacira Purchased Manufacturing Equipment Improvements developed, conceived, or created by employees, consultants, or subcontractors of Patheon or its Affiliates, alone or jointly with employees, consultants or subcontractors of Pacira or its Affiliates. Such written notice will be treated as the Proprietary Information of Pacira hereunder.
(j)Pacira shall, and shall cause its Affiliates to, promptly, and in any event within [**] following reduction to practice, disclose in writing and in reasonable detail to Patheon any potential Patheon Independent Manufacturing Equipment Improvements or Patheon Filling, Labeling or Packaging Improvement developed, conceived, or created by employees, consultants, or subcontractors of Pacira or its Affiliates, alone or jointly with employees, consultants , or subcontractors of Patheon or its Affiliates. Such written notice will be treated as the Proprietary Information of Patheon hereunder.
(k)Patheon agrees to have each Patheon Assignor enter into a written agreement with Patheon, or directly with Pacira (i) to assign to Pacira all right, title, and interest in and to any Pacira Product Improvements, Pacira Specification Improvements, Pacira’s Manufacturing Process Improvements or Pacira Purchased Manufacturing Equipment Improvements (limited in to those rights, title, interest and intellectual property rights as are owned by the Patheon Assignors) arising during the course or his, her, or its employment or engagement with Patheon, and all intellectual property rights with respect thereto, and (ii) to agree to obligations of confidentiality and non-use with respect to all Proprietary Information that are at least as stringent as those set forth in the Confidentiality Agreement.
(l)Pacira agrees to have each Pacira Assignor, enter into a written agreement with Pacira, or directly with Patheon (i) to assign to Patheon all right, title, and interest in and to any Patheon Independent Manufacturing Equipment Improvements or Patheon Filling, Labeling or Packaging Improvement (limited in to those rights, title, interest and intellectual property rights as are owned by the Pacira Assignors) arising during the course or his, her, or its employment or engagement with Pacira, and all intellectual property rights with respect thereto, and (ii) to agree to obligations of confidentiality and non-use with respect to all Proprietary Information that are at least as stringent as those set forth in the Confidentiality Agreement.
(m)The Specifications, Pacira’s Manufacturing Process, and any and all information or material related to the Existing Pacira Intellectual Property, Pacira Product Improvements, Pacira Specification Improvements, or Pacira’s Manufacturing Process Improvements but not Pacira Purchased Manufacturing Equipment Improvements shall constitute Proprietary Information of Pacira, which shall be deemed the disclosing Party with respect to such Proprietary Information.
(n)Patheon’s Manufacturing Equipment and any and all information or material related to the Existing Patheon Intellectual Property, the Patheon Independent Manufacturing Equipment Improvements or Patheon Filling, Labeling or Packaging Improvements shall constitute Proprietary Information of Patheon, which shall be deemed the disclosing Party with respect to such Proprietary Information.
5.2Licenses.
(a)Pacira hereby grants, for the purposes of this Agreement only, to Patheon a fully paid-up worldwide, non-exclusive license, under Pacira’s entire right, title, and interest in and to the Existing Pacira Intellectual Property for Patheon to Manufacture the Products solely pursuant to the terms of this Agreement.
(b)Pacira hereby grants, for the purposes of this Agreement only, to Patheon a fully paid-up worldwide, non-exclusive license, under Pacira’s entire right, title, and interest in and to the Pacira Product Improvements, Pacira Specification Improvements, and Pacira’s Manufacturing Process Improvements developed, conceived, or created as a result of or in connection with this Agreement by Patheon or its Affiliates, alone or jointly with others, in each case to make Products solely pursuant to the terms of this Agreement. Nothing in this Agreement grants Patheon any rights or licenses under such Pacira Product Improvements, Pacira Specification Improvements, or Pacira’s Manufacturing Process Improvements outside of the Field or for any purpose other than to Manufacture the Products pursuant to the terms of this Agreement.
(c)Pacira hereby grants to Patheon a fully paid-up, irrevocable, worldwide, non-exclusive, transferable, with the right to sublicense, perpetual license, under Pacira’s entire right, title, and interest in and to use the Pacira Purchased Manufacturing Equipment Improvements without restriction.
(d)Subject to payments made by Pacira pursuant to the Technical Transfer Agreement and this Agreement, Patheon hereby grants to Pacira a fully paid-up worldwide, non-exclusive license, with the right to sublicense to Affiliates only, under Patheon’s entire right, title, and interest in and to the Patheon Independent Manufacturing Equipment Improvements and Patheon Filling, Packaging or Labeling Improvements developed, conceived, or created as a result of or in connection with this Agreement, to make, use, offer for sale, sell, import, and otherwise dispose of the Product and methods of Manufacturing the Product inside the Field only. Nothing in this Agreement grants Pacira any rights or licenses under such Patheon Independent Manufacturing Equipment Improvement or Patheon Filling, Labeling or Packaging Improvement outside the Field.
(e)Patheon shall, and shall cause its Affiliates to, promptly, and in any event within [**] following reduction to practice, disclose in writing and in reasonable detail to Pacira any potential Pacira Purchased Manufacturing Equipment Improvements developed, conceived, or created by employees or consultants of Patheon or its Affiliates in the performance of this Agreement. Pacira shall, in its sole discretion, decide whether such improvement is necessary or useful to Manufacture the Product and be deemed Pacira Purchased Manufacturing Equipment Improvements upon payment therefor, or if such improvement shall be deemed Patheon Independent Manufacturing Equipment Improvement, and not be used in the Manufacture of the Product.
5.3Third Person Litigation. In the event that, during the Term, any Person (other than Pacira) institutes against Patheon any action that alleges that the Manufacture of the Product hereunder in accordance with the terms hereof infringes the intellectual property rights held by such Person, then, as between Patheon and Pacira, and subject to Pacira indemnifying and defending and holding harmless Patheon in relation to such action pursuant to Section 9.1, Pacira, at its sole expense, shall have the sole obligation to contest, and assume direction and control of the defense of, such action, including the right to settle such action on terms determined by Pacira; provided, however, that in no event may Pacira agree to the entry of any equitable or injunctive relief that is binding on Patheon or its Affiliates, without Patheon’s prior written consent, not to be unreasonably withheld or delayed. Patheon, at Pacira’s expense, shall use all commercially reasonable efforts to assist and cooperate with Pacira as reasonably requested by Pacira in such action.

5.4Technology Transfer. Upon the request of Pacira or at any time Patheon shall, at Pacira’s cost (i) promptly disclose to Pacira or its designee any Pacira Product Improvements, Pacira Specification Improvements, Pacira’s Manufacturing Process Improvements, Pacira Purchased Manufacturing Equipment Improvements necessary or useful to enable Pacira or such designee to Manufacture the Product, (ii) have its representatives meet with representatives of Pacira or its designee to enable Pacira or such designee to Manufacture the Product, and (iii) provide such other assistance as Pacira may reasonably request to enable Pacira or such designee to Manufacture the Product. Pacira shall reimburse Patheon for its time and all documented out-of-pocket expenses reasonably incurred by Patheon in connection with such technology transfer. Patheon will provide a quotation for the services which Pacira requires pursuant to this Section 5.4 as Additional Services and on acceptance by Pacira of the same, Patheon will provide the services stated therein.
5.5Licenses of Rights to Intellectual Property. The licenses granted by the Parties hereunder shall be deemed to be licenses of rights to “intellectual property” as defined under §101 of the United States Bankruptcy Code and, in connection therewith, each Party shall have the rights set forth in §365(n) of the United States Bankruptcy Code in the event of any rejection or proposed rejection of this Agreement in any bankruptcy proceeding.
ARTICLE VI. REPRESENTATIONS AND WARRANTIES
6.1Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Party as follows:
(a)Such Party (i) is duly formed and in good standing under the laws of the jurisdiction of its formation, (ii) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (iii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other similar laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.
(b)From FDA Approval Date, all necessary consents, approvals, and authorizations of all Regulatory Authorities, other governmental authorities, and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.
(c)The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not and will not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation, bylaws limited partnership agreement, or other constituent document of such Party and (ii) do not and will not conflict with, violate, or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

6.2Additional Representations, Warranties, and Covenants of Patheon. Patheon warrants, represents, and covenants that:
(a)it has facilities, personnel, experience, and expertise sufficient in quality and quantity to perform the obligations hereunder, and (ii) it shall perform its obligations with reasonable due care and in conformity with current generally accepted standards and procedures for Manufacturing the Product and GMPs, and (iii) it will comply with the Quality Agreement and comply with all agreed upon quality assurance, quality controls, and review procedures;
(b)it has at the Effective Date and shall, during the Term of this Agreement and at its cost (subject to Sections 2.9(b)-(d) and Section 3.8), in connection with this Agreement, observe and comply with all Applicable Laws, including federal, state, and local laws, orders, regulations, rules, customs, and ordinances now in force or that may hereafter be in force, pertaining to the Facility and the Manufacture of the Product (but not the Product per se which shall be the responsibility of Pacira) and including, without limitation, (i) labor laws, orders, regulations, rules, customs, and ordinances of the country of Manufacture and (ii) those of the FDA pertaining to the Manufacturing Services and the Facility (but not the Product, which shall be the responsibility of Pacira), and any laws, orders, regulations, rules, or ordinances issued in addition to, as a supplement to or as a replacement of Applicable Laws.
(c)none of it, its Affiliates, nor any Person under its direction or control, has ever been, nor will it engage suppliers which have to its actual knowledge, after due inquiry, been, (i) debarred or convicted of a crime for which a person can be debarred, under Section 335(a) or 335(b) of the FDA Act, or any equivalent Applicable Law of the country of Manufacture, (ii) threatened to be debarred under the FDA Act or any equivalent Applicable Law of the country of Manufacture or (iii) indicted for a crime or otherwise (to its actual knowledge after due inquiry) engaged in conduct for which a person can be debarred under the FDA or any equivalent Applicable Law of the country of Manufacture, and Patheon agrees that it will promptly notify Pacira in the event it receives notification of any such debarment, conviction, threat or indictment. Should Patheon become aware of any suspected noncompliance with the foregoing, Patheon will notify Pacira in writing of such issue within forty-eight (48) hours. For the purpose of this Section 6.2, suppliers and subcontractors engaged by Patheon to undertake the Manufacture of the Product shall be deemed to be under Patheon’s direction or control;
(d)none of it, its Affiliates, nor any Person under its direction or control is currently excluded from a federal or state health care program under Sections 1128 or 1156 of the Social Security Act, 42 U.S.C. §§ 1320a-7, 1320c-5 or any equivalent Applicable Law of the country of Manufacture, as may be amended or supplemented;
(e)none of it, its Affiliates, nor any Person under its direction or control is otherwise currently excluded from contracting with the U.S. federal government or the government of the country of Manufacture;
(f)none of it, its Affiliates, nor any Person under its direction or control is otherwise currently excluded, suspended, or debarred from any U.S. or foreign governmental program;

(g)it shall immediately notify Pacira if, at any time during the Term, Patheon, its Affiliates, or any Person under its direction or control is convicted of an offense that would subject it or Pacira to exclusion, suspension, or debarment from any U.S. or foreign governmental program; and
(h)before it subcontracts any of its obligations under this Agreement, which may only be done in accordance with Section 3.15, Patheon shall in so far as such sub-contractors are working in Manufacturing Suites A-2 or B-2 (x) ensure that its subcontractor(s) represent, warrant, and covenant Sections 6.2(a) through (g) above, and this Section 6.2(h) if the subcontractor(s) sub-subcontracts any of its obligations, which may only be done in accordance with Section 3.15, and (y) provide Pacira with confirmation of these representations, warranties, and covenants.
6.3Warranty. Patheon warrants that, at the time of delivery of Product to Pacira: (a) such Product will have been Manufactured in accordance with the Product’s Marketing Authorization, Pacira’s Manufacturing Process, the Quality Agreement, GMP, and all other Applicable Law; (b) such Product will be in conformity with the Specifications in accordance with the testing regime set out therein and will conform with the Certificate of Analysis therefor provided pursuant to Section 2.3(f); (c) such Product will not be adulterated or misbranded within the meaning of the FDA Act, and similar provisions of the laws of other countries as to which Regulatory Approvals have been granted with respect to the Product; (d) title to such Product will pass to Pacira as provided herein free and clear of any security interest, lien, or other encumbrance; (e) such Product will have been Manufactured in facilities that are in compliance with all Applicable Laws at the time of such Manufacture (including applicable inspection requirements of FDA and other Regulatory Authorities); and (f) the expiration date of such Product shall be no earlier than eighteen (18) months after the date of release by Patheon thereof.
6.4Additional Representations, Warranties, and Covenants of Pacira
. Pacira warrants, represents, and covenants that:
(a) Non-Infringement.
(i)throughout the Term, (1) it or its Affiliates Control all right, title, and interest in all issued patents and pending patent applications set forth on Schedule 6.4(a), which patents and applications claim Technology embodied in the Product; and (2) it has the right to authorize Patheon to perform the Manufacturing Services in accordance with the terms and conditions hereof;
(ii)throughout the Term, the performance of the Manufacturing Services hereunder, in accordance with the terms and conditions hereof and using Pacira’s Manufacturing Process, or the manufacture, use, sale or other disposition of the Product by Patheon as may be required to perform its obligations under this Agreement or by Pacira, does not and will not result, in the infringement or misappropriation of any Person’s intellectual property rights;

(iii)Pacira or its Affiliates Control and have the right to lawfully disclose the Specifications to Patheon;
(iv)as of the Effective Date, there are no actions or other legal proceedings pending concerning the infringement of third party intellectual property rights related to any of the Specifications, or any of the Materials, or the sale, use, or other disposition of any Product made in accordance with the Specifications.
(b)Quality and Compliance.
(i)the Specifications for all Products conform to all applicable GMPs and Applicable Laws;
(ii)the Products, if labelled and manufactured in accordance with the Specifications and in compliance with applicable GMPs and Applicable Laws (i) may be lawfully sold and distributed in every jurisdiction in which Pacira markets the Products, (ii) will be fit for the purpose intended, and (iii) will be safe for human consumption;
(iii)on the date of shipment, any Pacira-Supplied Materials will conform to the specifications for the Materials that Pacira has given to Patheon and that the Materials will be adequately contained, packaged, and labelled and will conform to the affirmations of fact on the container.
6.5DISCLAIMER. THE FOREGOING EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE VI ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT, AND ALL OTHER WARRANTIES ARE HEREBY DISCLAIMED AND EXCLUDED BY EACH PARTY.
ARTICLE VII. CONFIDENTIALITY
7.1Confidentiality Obligations. The Parties agree that the terms of the Confidentiality Agreement dated April 4, 2014 between the Parties, shall govern the confidentiality obligations of the Parties and are incorporated herein by this reference (the “Confidentiality Agreement”). A copy of the Confidentiality Agreement is attached herein as Exhibit C.
7.2Injunctive Relief. Each Party acknowledges that a breach by either Party of the Confidentiality Agreement or of this ARTICLE VII cannot reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party may be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the Confidentiality Agreement or this ARTICLE VII, without the need of posting a bond or other security; provided, however, that no specification in this Agreement of a specific legal or equitable remedy will be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach. Each Party agrees that the existence of any claim, demand, or cause of action of it against the other Party, whether predicated upon this Agreement, or otherwise, will not constitute a defense to the enforcement by the other Party, or its successors or assigns, of the covenants contained in the Confidentiality Agreement and this ARTICLE VII.
ARTICLE VIII. TERM AND TERMINATION
8.1Term. This Agreement shall commence as of the Effective Date and, unless earlier terminated in accordance with the terms hereof, shall expire on the tenth (10th) anniversary of the FDA Approval Date (the “Initial Term”). Notwithstanding, by mutual agreement the Parties may commence discussions [**] prior to the end of the Initial Term with a view to extending the Initial Term for such period or periods as may be agreed (collectively, the Initial Term and any extensions thereof, the “Term”).
8.2Termination. In addition to any other provision of this Agreement expressly providing for termination of this Agreement, this Agreement may be terminated as follows:
(a) Pacira may terminate this Agreement:
(i)at any time by giving Patheon one (1) month prior written notice in the event that any Regulatory Authority causes the permanent withdrawal of the Product from the United States or any other market in a country or countries of the Territory that represent eighty percent (80%) or more of Pacira’s overall Product sales; or
(ii)at any time for convenience by giving Patheon (w) in the [**] from the FDA Approval Date, thirty six (36) months prior written notice; (x) in the [**] from the FDA Approval Date, thirty (30) months prior written notice; (y) in the [**] from the FDA Approval Date, twenty four (24) months prior written notice; and in the [**] from the FDA Approval Date, eighteen (18) months prior written notice]; or
(iii)at any time upon written notice in the event of any material default by Patheon in the performance of any of its obligations hereunder, which material default has not been cured by Patheon within [**] after receiving written notice thereof (“Remediation Period”), provided that Patheon shall continue performing hereunder pursuant to the terms of Section 8.4 below. Pacira’s right to terminate this Agreement for a particular breach under this Section 8.2(a)(iii) may only be exercised for a period of [**] following the expiry of the Remediation Period (where the breach has not been remedied) and, if the termination right is not exercised during this period, then Pacira will be deemed to have waived its right to terminate this Agreement for such breach.
(b)Patheon may terminate this Agreement at any time upon written notice in the event of (i) any material default by Pacira in the performance of any of its obligations hereunder, which default has not been cured by Pacira within [**] after receiving written notice thereof; or (ii) Pacira’s default of its payment obligations in accordance with ARTICLE IV which default has not been cured by Pacira within [**] after receiving written notice thereof; provided, however, that, if Pacira fails to cure such payment default, Patheon may not terminate without first providing a second notice to the attention of Pacira’s Chief Executive Officer and an additional [**] cure period.
(c)This Agreement may be terminated at any time by either Party immediately upon written notice pursuant to Section 10.2, or if the other Party shall file in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for arrangement or for the appointment of a receiver or trustee of the other Party or of its assets, or if the other Party proposes a written agreement of composition of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [**] after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.
(d)This Agreement will automatically terminate should either Pacira or Patheon exercise its right to terminate the Technical Transfer Agreement (but not in the event of an expiration of such agreement as set forth in Section 8.2 thereof) prior to the FDA Approval Date, in which case, any payment to Patheon will be made in accordance with the Technical Transfer Agreement.
8.3Effect of Termination.
(a)The expiration or termination of this Agreement shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to such termination, and the provisions of Sections 2.1(f), 2.8, 3.6, 3.11, 3.13, 6.5 and 8.3 and ARTICLE I, ARTICLE IV, ARTICLE V, ARTICLE VII, ARTICLE IX, and ARTICLE X shall survive the expiration or termination of this Agreement. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.
(b)Upon expiration or termination of this Agreement, subject to the Parties’ obligations under Section 8.4 below, each Party, at the request of the other, shall return all data, files, records, and other materials in its possession or control containing or comprising the other Party’s Proprietary Information.
(c)Upon expiration or termination of this Agreement for any reason, subject to the Parties’ obligations under Section 8.4 below, (i) all submitted but unfilled Purchase Orders with respect to which Patheon has (1) not begun Manufacture of Product shall be cancelled, or (2) begun Manufacture of the Product shall be completed, unless otherwise agreed (ii) Pacira shall remove all Pacira Manufacturing Equipment, Pacira Purchased Patheon Manufacturing Equipment and Materials from the Facility within [**] of such termination failing which Pacira will pay a fee equivalent to the aggregate monthly Base Fee for Manufacturing Suites A-2 and B-2 for each month or part month the Pacira Manufacturing Equipment, Pacira Purchased Patheon Manufacturing Equipment or Materials remain at the Facility post termination.

(d)Upon expiration or termination of this Agreement, subject to the Parties’ obligations under Section 8.4 below, (i) Pacira shall purchase from Patheon at Patheon’s cost, all unpaid Material Costs and Bill Back Items which were ordered, purchased, produced or maintained by Patheon in contemplation of the Manufacture of the Product in accordance with Section 2.2; and (ii) Pacira shall pay Patheon any earned but unpaid Product Fees, including those under any outstanding Purchase Order as described in Section 8.3(c); and (iii) Pacia shall purchase at the then prevailing Product Fee any Product comprising the Safety Stock whereupon Patheon shall return the Deposit to Pacira; and (iv) Pacira shall pay for any earned but unpaid Base Fees or Additional Services; (iv) Pacira shall pay all due and outstanding invoices under ARTICLE IV.
(e)Upon expiration or termination of this Agreement (other than pursuant to Section 8.2(a)(iii)), subject to the Parties’ obligations under Section 8.4 below, Pacira shall pay to Patheon all and any removal and Make Good Costs associated with the removal of the Pacira Manufacturing Equipment or Pacira Purchased Patheon Manufacturing Equipment from the Facility. “Make Good Costs” means the reasonable costs required to repair the Facility and return it to a clean, safe and useable area based on the repair of damage caused by the installation or removal of Pacira Manufacturing Equipment.
(f)Upon expiration or termination of this Agreement other than pursuant to Section 8.2(a)(iii), subject to the Parties’ obligations under Section 8.4 below, Pacira shall pay to Patheon the following costs (“Manufacturing Services Termination Costs”): (i) all actual costs incurred by Patheon to complete activities associated with the completion, expiry or termination including, without limitation, disposal fees that may be payable for any Materials and supplies owned by Pacira to be disposed of by Patheon; and (ii) all and any direct costs and expenses, or wasted costs and expenses, or termination or cancellation fees payable by Patheon as a consequence of or arising from the termination of this Agreement, to include but not limited to, all and any redundancy costs of employees employed by Patheon to work solely or mainly in providing the Services and/or Manufacturing the Product, all and any termination costs in relation to subcontractors and agency staff working solely or mainly in providing the Services and/or Manufacturing the Product, any termination or cancellation fees payable to third party suppliers. Patheon will use commercially reasonable efforts to mitigate the Manufacturing Services Termination Costs. Patheon will further provide Pacira with documentation in order to substantiate the Manufacturing Services Termination Costs. Notwithstanding anything in this Section 8.3(f) to the contrary, Pacira’s liability for Manufacturing Services Termination Costs shall be limited to the payment to Patheon of the [**] of Manufacturing Services Termination Costs together with [**] of the Manufacturing Services Termination Costs in excess of [**] up to a maximum amount payable by Pacira of $2,000,000.
(g)Pacira acknowledges that no Patheon Competitor (being a Person that derives greater than [**] of its revenues from performing contract pharmaceutical development or commercial manufacturing services) will be permitted access to the Manufacturing Site.
8.4Transition Assistance. (i) Upon the delivery by either Party of a notice of termination of this Agreement for any reason other than by Patheon pursuant to Section 8.2(b) or (c), upon the request of Pacira, and subject to terms set forth in this Agreement, Patheon shall provide Pacira with the reasonable assistance of its staff and reasonable access to its other internal resources to provide Pacira with a reasonable level of technical assistance and consultation to transfer the Manufacture and the regulatory qualification of the Product to a supplier of Pacira’s election, provided that Pacira will reimburse Patheon for the reasonable costs of such assistance in the event of a termination for any reason other than a breach by Patheon; and (ii) Upon the delivery by Pacira of a notice of termination of this Agreement pursuant to Section 8.2(a)(iii) (but not including the giving of notice of termination following an extension to this Agreement pursuant to this Section 8.4), if requested by Pacira in writing given at the same time as the giving of such notice of termination including the term of such additional supply, Patheon shall supply the Products pursuant to the terms of this Agreement for a period not to exceed a maximum of [**] from the delivery of a notice of termination. For the avoidance of doubt, the termination date of this Agreement shall be deemed the date upon which the Parties have completed their obligations under this Section 8.4. Pacira acknowledges that, during such transition assistance period, no Patheon Competitor (being a Person that derives greater than [**] of its revenues from performing contract pharmaceutical development or commercial manufacturing services) will be permitted access to portions of the Facility other than those dedicated to the Manufacture of the Product.
ARTICLE IX. INDEMNIFICATION
9.1Pacira Indemnification Obligations. Pacira shall indemnify Patheon, its Affiliates, and their respective directors, officers, employees, and agents (the “Patheon Indemnified Parties”), and defend and save each of them harmless, from and against any and all (a) Third Party Losses incurred by any of them in connection with, arising from, or occurring as a result of (i) the breach by Pacira of any of its obligations under this Agreement; (ii) the breach or inaccuracy of any representation or warranty made by Pacira in this Agreement, (iii) any gross negligence or willful misconduct by Pacira or any of its Affiliates, (iv) any claim made by any Person that the Manufacture and supply of the Product in accordance with the terms hereof infringes or misappropriates the patent, trademark, or other intellectual property rights of such Person, and (v) any product liability claim made by any Person with respect to any Product Manufactured in accordance with the terms hereof, except to the extent liability is based on a Patheon Nonconformance; or (b) any Loss incurred by any of them in connection with the negligence or willful misconduct of the Pacira On Site Representatives at the Facility, except, in each case, for those Losses for which Patheon has an obligation to indemnify the Pacira Indemnified Parties pursuant to Section 9.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses; and provided, however, that Pacira will not be required to indemnify the Patheon Indemnified Parties with respect to any such Loss hereunder to the extent the same is caused primarily by any breach of contract, negligent act or omission, or intentional misconduct by any Patheon Indemnified Parties.
9.2Patheon Indemnification Obligations. Patheon shall indemnify Pacira, its Affiliates, and their respective directors, officers, employees, and agents (the “Pacira Indemnified Parties”), and defend and save each of them harmless, from and against any and all (a) Third Party Losses incurred by any of them resulting from, or relating to, any claim of personal injury or property damage to the extent that the injury or damage is in connection with, arising from, or occurring as a result of (i) the breach or inaccuracy of any representation or warranty made by Patheon in Article VI of this Agreement, (ii) any gross negligence or willful misconduct by Patheon or any of its Affiliates; and (iii) any product liability claim made by any Person with respect to any Product Manufactured by Patheon to the extent any such liability is based on or caused by a Patheon Nonconformance; (b) Third Party Losses incurred by any of them in connection with, arising from, or occurring as a result of a claim that any Existing Patheon Intellectual Property, Patheon Independent Manufacturing Improvement or Patheon Filling, Labeling or Packaging Improvement used by Patheon in its Manufacture of the Product infringes or misappropriates the patent, trademark, or other intellectual property rights of such Person; except in each case to the extent that the Losses are due to the negligence or wrongful act(s) of Pacira, its Affiliates and their respective directors, officers, employees, and agents or for which Pacira has an obligation to indemnify the Patheon Indemnified Parties pursuant to Section 9.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses; and provided, however, that Patheon will not be required to indemnify the Pacira Indemnified Parties with respect to any such Loss hereunder to the extent the same is caused primarily by any breach of contract, negligent act or omission, or intentional misconduct by Pacira Indemnified Parties.
9.3Indemnification Procedure.
(a)Notice of Claim. The indemnified Party (the “Indemnified Party”) shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Loss, action, or discovery of facts upon which such Indemnified Party intends to base a request for indemnification under Section 9.1 or 9.2 (a “Claim”), but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses upon which it intends to seek indemnification.
(b)Control of Defense. At its option, the Indemnifying Party may assume the defense of any Claims by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice; provided that the assumption of the defense of a Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s Claim. Upon assuming the defense of a Claim, the Indemnifying Party may appoint as lead counsel in the defense of such Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnified Party in connection with the Claim. Subject to clause (c) below, if the Indemnifying Party assumes the defense of a Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense, or settlement of such Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend, or hold harmless an Indemnified Party from and against any Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the Indemnifying Party in its defense of such Claim.
(c)Right to Participate in Defense. Without limiting Section 9.3(b), any Indemnified Party shall be entitled to participate in, but not control, the defense of a Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 9.3(b) (in which case the Indemnified Party shall control the defense), or (iii) the interests of the Indemnified Party and the Indemnifying Party with respect to such Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules, or equitable principles.
(d)Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Claim and that will not result in the Indemnified Party becoming subject to injunctive or other relief or otherwise adversely affect the business or reputation of the Indemnified Party in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement, or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Claims, where the Indemnifying Party has assumed the defense of the Claim in accordance with Section 9.3(b), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement, or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to any settlement or acquiesce to any judgment with respect to a Claim that obligates the Indemnified Party to pay any amount subject to indemnification by the Indemnifying Party or causes the Indemnified Party to admit to any civil or criminal liability.
(e)Cooperation. If the Indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records, information, and testimony, provide such witnesses, and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its time and reasonable out-of-pocket expenses in connection therewith.

(f)Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Claim shall be reimbursed on a monthly basis in arrears by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.
9.4Insurance. During the Term and for [**] thereafter, each Party shall procure and maintain at its own expense from a qualified and licensed insurer liability insurance or indemnity policies, in an amount not less than [**] in the aggregate with an indemnity to principals clause with respect to products liability and distribution, subject to such deductible or self-retention limits as either Party in its business discretion may elect. Such policies shall be blanket policies and shall insure against liability on the part of each Party and any of its Affiliates, as their interests may appear, due to injury, disability, or death of any person or persons, or injury to property, arising from the distribution of the Products. Upon the execution of this Agreement and thereafter on January 1 of each year during the Term, each Party shall provide to the other a certificate of insurance (i) summarizing the insurance coverage and (ii) identifying any exclusions. Each Party shall promptly notify the other of any material adverse alterations to the terms of this policy or decreases in the amounts for which insurance is provided.
9.5Limitation on Damages
(a)Maximum Liability. Except with respect to the [**] of Patheon, or a breach by Patheon of its obligations under [**], Patheon’s maximum liability to Pacira under this Agreement for any reason whatsoever, including, without limitation, any liability arising under Sections 2.7, 2.8, 3.11, 3.13 or 9.2 hereof or resulting from any and all breaches of its representations, warranties, or any other obligations under this Agreement in each calendar year will not exceed [**] of the revenues received by Patheon pursuant to this Agreement in said calendar year, up to the maximum amount of [**]. For the purposes of this Section 9.5(a), “calendar year” shall mean each consecutive 12 calendar month period starting Effective Date up until 1st day of the month following FDA Approval Date (liability cap pro-rated for part calendar years) and thereafter each consecutive 12 calendar month period from 1st of the month following FDA Approval Date.
(b)EXCEPT WITH RESPECT TO A PARTY’S BREACH OF ITS OBLIGATIONS UNDER [**], NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY (DIRECT OR INDIRECT) LOSS OF PROFITS, OR SPECIAL, EXEMPLARY, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION OR LOST PROFITS; PROVIDED, HOWEVER, THIS EXCLUSION IS NOT INTENDED TO, NOR SHALL, EXCLUDE ACTUAL OR COMPENSATORY DAMAGES OF THE AFFECTED PARTY, INCLUDING SPECIAL, EXEMPLARY, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OWED TO THIRD PARTIES AS A RESULT OF A CLAIM PURSUANT TO THE INDEMNIFICATION OBLIGATIONS HEREOF.

(c)The limitations set forth in Section 9.5(a) and 9.5(b) shall not act to exclude or limit either Party’s liability for personal injury or death caused by the negligence of that Party, or for fraudulent misrepresentation.
(d)Sole & Exclusive Remedies. Notwithstanding anything in this Article 9 (including Patheon’s indemnification obligations set forth in Section 9.2) to the contrary:
(i)Except as described in Section 9.5(c) above, Patheon’s sole liability and Pacira’s sole and exclusive remedy for Non-Conforming Product based on or caused by a Patheon Nonconformance shall be the rights and remedies set forth in Section 2.8, 3.11 and 3.13 of this Agreement.
(ii)Patheon’s sole liability and Pacira’s sole and exclusive remedy for Patheon’s failure to Manufacture the full quantity of Product specified in a Purchase Order by the Agreed Delivery Date shall be the rights and remedies set forth in Section 2.7 of this Agreement.
9.6Product Liability Claims. As soon as it becomes aware, each Party will give the other prompt written notice of any defect or alleged defect in a Product, any injury alleged to have occurred as a result of the use or application of the Product, and any circumstances that may give rise to litigation or recall of a Product or regulatory action that may affect the sale or Manufacture of a Product, specifying, to the extent the Party has such information, the time, place, and circumstances thereof and the names and addresses of the persons involved. Each Party will also furnish promptly to the other copies of all papers received in respect of any claim, action, or suit arising out of such alleged defect, injury, or regulatory action.
9.7Allocation of Risk. This Agreement (including, without limitation, this ARTICLE IX) is reasonable and creates a reasonable allocation of risk for the relative profits the Parties each expect to derive from the Products.
ARTICLE X. MISCELLANEOUS
10.1Notices. Notwithstanding that advance notification of any notices or other communications may be given by facsimile or electronic mail transmission, all notices or other communications that shall or may be given pursuant to this Agreement shall be in writing and shall be deemed to be effective (a) when delivered if sent by registered or certified mail, return receipt requested, or (b) on the next business day, if sent by overnight courier, in each case to the Parties at the following addresses (or at such other addresses as shall be specified by like notice) with postage or delivery charges prepaid:
If to Pacira:
Pacira Pharmaceuticals, Inc.
Attn: Legal Affairs Department – Kristen Williams
Telephone:
Facsimile:

If to Patheon:
Attention:
Patheon UK Limited
Executive Director & General Manager
Kingfisher Drive, Covingham
Swindon, Wiltshire SN3 5BZ
England
Facsimile:
with copy to
Legal Director.

10.2Force Majeure. Neither Party shall be liable for delay in delivery, performance or nonperformance, in whole or in part, nor shall the other Party have the right to terminate this Agreement except as otherwise specifically provided in this Section 10.2 where such delay in delivery, performance or nonperformance results from acts beyond the reasonable control and without the fault or negligence of such Party including, but not limited to, the following conditions: fires, floods, storms, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, or acts, omissions, or delays in acting by any governmental authority; provided that the Party affected by such a condition shall, within five (5) days of its occurrence, give notice to the other Party stating the nature of the condition, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required, and the nonperforming Party shall use its commercially reasonable efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for ninety (90) days after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure event, the non-affected Party may terminate this Agreement immediately by written notice to the affected Party.
10.3Independent Contractor. The Parties to this Agreement are independent contractors. Nothing contained in this Agreement shall be construed to place the Parties in the relationship of employer and employee, partners, principal, and agent or a joint venture. Neither Party shall have the power to bind or obligate the other Party nor shall either Party hold itself out as having such authority.
10.4Waiver. Save where expressly stated to the contrary in this Agreement, including Sections 2.8, 3.11, 3.13, 8.2, 8.4 and 9.5, no waiver by either Party of any provision or breach of this Agreement shall constitute a waiver by such Party of any other provision or breach, and no such waiver shall be effective unless made in writing and signed by an authorized representative of the Party against whom waiver is sought. No course of conduct or dealing between the Parties will act as a modification or waiver of any provision of this Agreement. Either Party’s consent to or approval of any act of the other Party shall not be deemed to render unnecessary the obtaining of that Party’s consent to or approval of any subsequent act by the other Party.
10.5Entire Agreement. This Agreement (together with all Exhibits and Schedules hereto, which are hereby incorporated by reference), the Strategic Co-Production Agreement, the Quality Agreement, the Confidentiality Agreement, and the Technical Transfer Agreement constitute the final, complete, and exclusive agreement between the Parties relating to the subject matter hereof and supersede all prior conversations, understandings, promises, and agreements relating to the subject matter hereof. Neither Party has relied upon any communications, representations, terms or promises, verbal or written, not set forth herein. No terms, provisions or conditions of any purchase order or other business form or written authorization used by Pacira or Patheon will have any effect on the rights, duties, or obligations of the Parties under or otherwise modify this Agreement, regardless of any failure of Pacira or Patheon to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement and is signed by both Parties.
10.6Assignment; Change of Control
. This Agreement may not be assigned by Patheon without the prior written consent of Pacira. Notwithstanding the foregoing, Patheon may assign this Agreement to a Patheon Affiliate or to an acquirer or successor in interest in connection with a Change of Control of Patheon without the prior written consent of Pacira, provided that Patheon provides Pacira with written notice of any such assignment and, provided further, that in the event of a Change of Control of Patheon, Pacira shall be entitled to exercise the rights set forth in Schedule 10.6. This Agreement shall be binding upon and inure to the benefit of Pacira and Patheon and their respective successors, heirs, executors, administrators, and permitted assigns.
10.7Amendment; Modification. This Agreement may not be amended, modified, altered, or supplemented except by a writing signed by both Parties. No modification of any nature to this Agreement and no representation, agreement, arrangement, or other communication shall be binding on the Parties unless such is expressly contained in writing and executed by the Parties as an amendment to this Agreement. This Agreement may not be amended in any respect by any purchase order, invoice, acknowledgment, or other similar printed document issued by either Party.
10.8Governing Law.
(a)    The laws of England, whether procedural or substantive (but excluding application of any choice of law provisions contained therein) shall apply to all matters pertaining only to title to and ownership of the Facility and its appurtenances including, without limitation, all rights therein and the creation, exercise and extinction of such rights, obligations and liabilities. In relation to such matters, both Parties shall submit to the exclusive jurisdiction of the English Courts. For the avoidance of doubt, except with respect to any rights set forth in Schedule 10.6, the Parties agree that nothing in this Agreement shall (i) grant Pacira any property ownership rights in the Facility or (ii) shall constitute a lease to the Facility.

(b)    In all other respects, this Agreement shall be construed under and governed by the laws of the State of New York, New York, U.S.A. without regard to the application of principles of conflicts of law. In relation to such matters, both Parties shall submit to the exclusive jurisdiction of the state and federal courts located in the State of New York, New York.
(c)    The Parties expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods, if applicable.
10.9Compliance with Applicable Laws. Each Party and its Affiliates, and their respective representatives, shall comply with all applicable laws, rules and regulations in the performance of their obligations under this Agreement. Without limiting the foregoing, each Party and its Affiliates, and their respective representatives, shall comply with export control laws and regulations of the country of Manufacture and of the United States. Neither Party nor its Affiliates (or representatives) shall, directly or indirectly, without prior U.S. government authorization, export, re-export, or transfer the Product to any country subject to a U.S. trade embargo, to any resident or national of any country subject to a U.S. trade embargo, or to any person or entity listed on the “Entity List” or “Denied Persons List” maintained by the U.S. Department of Commerce or the list of “Specifically Designated Nationals and Blocked Persons” maintained by the U.S. Department of Treasury. In so far as the same applies to a Party or its Affiliates, each Party and its Affiliates and respective representatives shall comply with the requirements of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.).
10.10Dispute Resolution.
(a)    The Parties recognize that disputes may arise from time to time during the Term of this Agreement that relate to whether either Party has fulfilled its obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 10.10 if and when a dispute arises under this Agreement.
(b)    Unless otherwise specifically recited in the Agreement, disputes between the Parties under this Agreement will be first referred to the Project Manager of each Party as soon as reasonably possible after such dispute has arisen. If the Project Managers are unable to resolve such a dispute within [**] of being requested by a Party to resolve such dispute, either Party may, by written notice to the other, have such dispute referred to the Steering Committee. If the Steering Committee is unable to resolve such a dispute within [**] of being requested by a Party to resolve such dispute, either Party may, by written notice to the other, have such dispute referred to the Chief Executive Officer of each Party, for attempted resolution by negotiations within [**] after such notice is received. The contact information of the current Chief Executive Officer of each Party is as follows:

For Pacira:    David Stack
Telephone:
Facsimile:
Email:
For Patheon:    James Mullen
Telephone:
Facsimile:
Email:
10.11Press Releases; Use of Trademarks. The Parties agree not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, save as permitted pursuant to the Confidentiality Agreement. Neither Party shall (a) issue a press release or make any other public statement that references this Agreement or (b) use the other Party’s or the other Party’s Affiliates’ names or trademarks for publicity or advertising purposes, except with the prior written consent of the other Party, save as permitted pursuant to the Confidentiality Agreement or Securities and Exchange Commission filings which are required by Applicable Law, in which instance both Parties shall work together in good faith to agree the disclosure to be made having due and proper regard to their legal obligations. Each Party agrees that it shall cooperate fully and in a timely manner with the other with respect to all disclosures to the Securities and Exchange Commission or any other governmental or regulatory agencies, including requests for confidential treatment of Proprietary Information of either Party included in any such disclosure.
10.12Severability. If any provision of this Agreement is found by a proper authority to be unenforceable, that provision to the extent it is found to be unenforceable or invalid shall be severed and the remainder of the provision and this Agreement will continue in full force and effect. The Parties shall use their best efforts to agree upon a valid and enforceable provision as a substitute for any invalid or unenforceable provision, taking in to account the Parties’ original intent of this Agreement.
10.13Construction. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section,” “Exhibit,” “Schedule,” or “clause” refer to the specified Article, Section, Exhibit, Schedule, or clause of this Agreement; (e) “or” is disjunctive but not necessarily exclusive; and (f) the term “including” or “includes” means “including without limitation” or “includes without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. The captions and headings of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties, and no rule of strict construction shall be applied against either Party hereto.
10.14Third Party Beneficiaries. This Agreement is not intended to confer upon any non-party rights or remedies hereunder, except as may be received or created as part of a valid assignment.
10.15Further Assurances. Each of the Parties agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such additional assignments, agreements, documents, and instruments, that may be necessary or as the other Party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.
10.16Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original. Electronic or Facsimile signatures shall be treated as original signatures.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PATHEON UK LIMITED:		PACIRA PHARMACEUTICALS, INC.:

By:	/s/ James Mullen	By:	/s/ David Stack

Name:	James Mullen	Name:	David Stack

Title:	CEO	Title:	President, CEO and Chairman

[Signature Page of Manufacturing and Supply Agreement]

Schedule 1.47
Footprint

[**]

Schedule 1.49
Materials

This Schedule 1.49 shall be revised prior to Product commercial launch, based on the Parties’ most recent usage experience rate.

[**]

The Parties will update this Schedule 1.49 every 6 calendar months commencing first commercial Product manufacture to provide up to date costs for the Materials for the purposes of, and to be used, in calculating any yield liability pursuant to Section 2.8(f).

Schedule 1.82
Product Dosage Forms (or Product Presentations)

Product	Dosage Form	Target Fill Volume
EXPAREL®.1.3% (Bupivacaine liposome injectable suspension)	Type I 20mL vial (13mm neck)	266 mg/20 mL (13.3 mg/mL)

Schedule 2.1(a)
I.Base Fee
Patheon will charge a monthly Base Fee per Manufacturing Suite, as forth below:
[**]
For the avoidance of doubt, the Base Fee will accrue under either the Technical Transfer Agreement, or this Agreement, but not both.
With respect to Manufacturing Suite A-2 only, the following shall apply:
    [**]
Should Manufacture at Manufacturing Suite A-2 cease in accordance with the preceding paragraphs, Pacira shall provide not less than [**] notice if it wishes Patheon to resume Manufacture at the Manufacturing Suite. During such notice period and thereafter, the Base Fee discount will not apply, and the full Base Fee will be payable for the Manufacturing Suite.

The Base Fee stated herein is calculated as at the [**]. The Base Fee will be adjusted on [**] to reflect any increase in the UK RPIJ: All Items Index published by the Office for National Statistics (as published at www.ons.gov.uk) during the previous 12 months.

II.Product Fees
[**]
Product Fees assume (i) the Manufacture and Secondary Packaging for individual destinations in minimum order quantities of a whole filled batch of circa [**]; (ii) that the Territory only includes the U.S.; (iii) >[**] of the Product ordered by Pacira will be Labelled and Secondary Packaged Vials.
[**]
In the event Pacira wishes Patheon to supply [**] or less of the Product as Labelled and Secondary Packaged prices for supply of part Labelled and Packaged in Bulk will be agreed in good faith between the Parties.

Compensation Structure
Base Fee and Product Fees include:
[**]
Materials:
Cost allocation for the procurement of Materials is set forth in Section 2.2 of this Agreement and Section 2.12 of the Technical Transfer Agreement.
III. Bill Back Items:
The following shall be considered Bill Back Items:
[**]
IV. Additional Services:
The following shall be considered Additional Services and will be invoiced to Pacira at the price given below.  If no price is provided here then Patheon will provide a quotation for the activity required at the request of Pacira:
▪Regulatory writing activities – e.g., writing CMC section, regulatory support, and preparation of annual product reviews (other than the Reports described in Section 3.12 of this Agreement and included in the Base Fees) at [**];
▪Routine periodic auditing of component and Materials suppliers currently not on Patheon’s approved list of suppliers as further described in Section 2.2(b) (charged at [**]; the costs associated with travel, business expenses, supplier fees, etc. (if applicable) will be charged at cost).
▪Complete QC testing of API and lipids (limited testing for qualified vendors included in the product fees)
▪Artwork origination and update costs, such as supplier costs, plates or cylinders;
▪Any specific visual inspection of the bulk or of the finished products outside of standard release testing;
▪Any specific shipment preparations for specific countries;

▪Stability program: Based on the information provided by Pacira the estimate per time point, per batch per condition is [**]. Patheon will make a detailed assessment and supply an accurate revised price for this work on provision of the full testing specification and analytical methods.
▪Disposal of engineering batches;
▪Services resulting from a change in Applicable Law related to the Product or Pacira Manufacturing Process.
▪Special projects as mutually agreed by the Parties.

Schedule 2.1(b)
Tiered Product Fees

Labelled and secondary packaged vials:

[**]

•Year 1 will be the first 12 calendar months starting 1st day of the month following FDA Approval Date.
•All invoicing will occur at contracted rate for the year. Adjustment for the tiered product fees will be invoiced/credited by Patheon at the end of each Year 1, Year 2, Year 3, Year 4 and Year 5.
•Safety stock will count towards the calculation of annual volume in Schedule 2.3(d).
Should the Parties agree to extend the product dosage form to include vials of any size other than 20ml, the Parties shall in good faith agree on the ratio that such vials shall count towards the volumes forth in Schedule 2.3(d).

Schedule 2.2(e)
Patheon Insurance Coverage
Patheon will maintain property damage insurance not less than [**] per claim and in the aggregate per annum. The cover will be maintained subject to such deductibles and exclusions as agreed to by Patheon in line with market conditions and customary industry practice in the CMO Industry or as imposed by insurers at the time.

Schedule 2.3(d)
Pacira Annual Volume Forecast

Product	Annual Volume Forecast (Vials)
	Year 1	Year 2	Year 3	Year 4	Year 5 and thereafter
EXPAREL®	[**]	[**]	[**]	[**]	[**]

The years stated herein are measured from the FDA Approval Date.

Schedule 2.8(f)
Expected Yield Rate

Measuring Period	Expected Yield Rate
[**]	[**]
[**]	[**]
[**]	[**]

The Yield will be calculated by dividing (x) the total number of saleable batches Manufactured by Patheon including those non conforming batches not due to a Patheon Nonconformance but excluding Patheon Nonconformance batches by (y) (the total number of batches initiated by Patheon).

For avoidance of doubt, an example is attached to demonstrate calculation of Yield and batches that will be subject to Patheon reimbursement.

[**]

Schedule 4.4
Example Exchange Rate Fluctuation Mechanism

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Historical Exchange Rates

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Currency I Have:

British Pound GBP

Currencies I Want:

USD

RANGE: 90 days Jan 3, 2014 > Apr 2, 2014

INTERBANK: +/- 0%

PRICE: Midpoint VALUES: Rate FREQUENCY: Daily

Graph | Table

Daily **MIDPOINT** rates - **Wednesday, Apr 2, 2014** @ +/- 0%

☑GBP / USD

1.6651

Initial Exchange rate         1.0000 GBP / 1.6651 USD
Set Exchange rate        1.0000 GBP / 1.6800 USD

Initial Price             USD 6.29
Revised price before Fx*    USD 6.32

*reflects any inflationary change according to RPIJ www.ons.gov.uk and any effects of improved efficiencies etc.

Calculation

Revised Price After Fx     = Revised price before Fx x ( Set exchange rate / Initial exchange rate)
            = 6.32 x (1.6800/1.6651)
            = USD 6.377

Schedule 6.4(a)

Patents
[**]

Schedule 10.6
Change of Control

[**]